UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material Pursuant to §240.14a-12

Otter Tail Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑   No fee required.

☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

2012

Proxy Statement and

Annual Meeting Notice

Otter Tail Corporation

Annual Meeting of Shareholders

Monday, April 16, 2012

10:00 a.m., CT

Bigwood Event Center

921 Western Avenue

(Highway 210 West and Interstate 94)

Fergus Falls, Minnesota

Coffee will be served at 9:15 a.m., and lunch will follow the meeting. No reservation is necessary.

Please present your admission ticket,

which is attached to your proxy.

Contact Shareholder

Services for Information

E-mail	sharesvc@ottertail.com

Internet	www.ottertail.com

Fax	218-998-3165

Phone	800-664-1259 or 218-739-8479

Mail	Otter Tail Corporation PO Box 496 Fergus Falls, Minnesota 56538-0496

                    March 7, 2012

To the Holders of Common Shares of Otter Tail Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Otter Tail Corporation, which will be held at the Bigwood Event Center, Best Western Motel, Highway 210 West and Interstate 94, Fergus Falls, Minnesota, at 10:00 a.m. on Monday, April 16, 2012.

Enclosed are a formal Notice of Annual Meeting and the Proxy Statement, which describe the business to be conducted at the meeting. The Board of Directors proposes that shareholders elect Ms. Karen M. Bohn, Mr. Edward J. McIntyre, and Ms. Joyce Nelson Schuette for three-year terms on the Board of Directors.

Shareholders will be asked to approve an amendment to add 500,000 shares to the 1999 Employee Stock Purchase Plan and to make certain other changes to the terms of the Plan.

Shareholders will also be asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

Your vote is important. Whether or not you attend the meeting, we encourage you to vote your shares. You may vote your shares on the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided with your proxy card. Of course, you may vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If your shares are held of record in a brokerage account, please follow the instructions that you receive from your broker. Your broker will submit a proxy card to Otter Tail Corporation reflecting the votes it receives. ESOP participants should follow the instructions provided by Wells Fargo Bank, N.A.

For those shareholders who have not consented to electronic delivery of proxy materials, I have enclosed a copy of Otter Tail Corporation’s 2011 Annual Report.

Sincerely,

Nathan I. Partain
Chairman of the Board

Notice of Annual Meeting

Notice is hereby given to the holders of common shares of Otter Tail Corporation that the Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Best Western Motel, Highway 210 West and Interstate 94, Fergus Falls, Minnesota, on Monday, April 16, 2012, at 10:00 a.m. to consider and act upon the following matters:

1.	To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years.

2.	To approve an amendment to add 500,000 shares to the 1999 Employee Stock Purchase Plan and to make certain other changes to the terms of the Plan.

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2012.

4.	To transact such other business as may properly be brought before the meeting.

March 7, 2012

GEORGE A. KOECK

Senior Vice President

General Counsel & Corporate Secretary

Your Vote is Important

Please vote your proxy by telephone or the Internet as described in the instructions on the enclosed proxy card. Or sign, date, and return the proxy card in the enclosed envelope, which does not require postage if mailed in the United States. If your shares are held of record in a brokerage account, please follow the instructions that you receive from your broker. Your broker will submit a proxy card to Otter Tail Corporation reflecting the votes it receives. Employee Stock Ownership Plan (“ESOP”) participants should follow the instructions provided by Wells Fargo Bank, N.A.

Shareholders who are currently receiving a paper copy of the Proxy Statement and Annual Report can elect to receive future reports over the Internet. If you are interested in this option, please contact Shareholder Services by calling our toll free number 800-664-1259, or by e-mail at sharesvc@ottertail.com. To obtain directions to attend the Annual Meeting and vote in person contact Shareholder Services at our toll free number 800-664-1259.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 16, 2012

The Proxy Statement, form of Proxy and Annual Report, including Otter Tail Corporation’s Annual Report on Form 10-K are available online at http://www.ottertail.com/investors/annual.cfm.

Proxy Statement Questions and Answers

1.	Q: Why am I receiving these materials?

A:	The Board of Directors of Otter Tail Corporation is soliciting proxies and provides these materials in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held on April 16, 2012. As a shareholder you are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement. These materials were first sent to shareholders on or about March 7, 2012.

2.	Q: Who is entitled to vote at the Annual Meeting?

A:	Only common shareholders of record at the close of business on February 15, 2012 are entitled to vote at the Annual Meeting. As of the record date, 36,104,395 common shares of Otter Tail Corporation were issued and outstanding. Each shareholder is entitled to one vote per share.

3.	Q: What issues may I vote on at the Annual Meeting?

A:	You may vote on (1) the election of three nominees to serve on the Board of Directors; (2) the amendment to the 1999 Employee Stock Purchase Plan; (3) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012; and (4) any other business that is properly brought before the meeting.

4.	Q: How do I vote my shares?

A:	You may vote either in person at the Annual Meeting or by granting a proxy. If you desire to grant a proxy you have three voting options:

•	by telephone
•	by Internet
•	by proxy card

If you intend to vote by proxy, please refer to the instructions included on your proxy card. Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

5.	Q: May I change my vote?

A:	You have the right to revoke your proxy any time before the Annual Meeting by:

•	providing written notice to an officer of Otter Tail Corporation and voting in person at the Annual Meeting;
•	submitting another proper proxy by telephone or the Internet; or
•	submitting a new written proxy bearing a later date at any time before the proxy is voted at the meeting.

6.	Q: How are the votes counted?

A:	In the election of Directors, you may vote FOR all of the nominees or your vote may be WITHHELD with respect to one or more nominees. You may also vote FOR, AGAINST or ABSTAIN with respect to the proposal to amend the 1999 Employee Stock Purchase Plan and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all nominees; FOR the amendment to the 1999 Employee Stock Purchase Plan; and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

Shares voted as abstentions on any matter (or as “withhold authority” as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained.

If your shares are held in the name of a brokerage firm and you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more proposals, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such proposals. Brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

7.	Q: Where and when will I be able to find the results of the voting?

A:	Preliminary results will be announced at the Annual Meeting of Shareholders. Otter Tail Corporation will publish the final results in a current report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting. You may also find the results on our website www.ottertail.com.

8.	Q: Who bears the cost of soliciting votes for the Annual Meeting?

A:	Otter Tail Corporation will pay the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to soliciting proxies by mail, employees of Otter Tail Corporation may solicit them by telephone or in person. Employees receive no additional compensation for these solicitation activities.

Outstanding Voting Shares

The total outstanding voting shares of Otter Tail Corporation stock as of February 15, 2012 is 36,104,395. Only common shareholders of record as of February 15, 2012 are entitled to vote at the Annual Meeting of Shareholders. The only persons known to Otter Tail Corporation to own beneficially (as defined by the SEC for proxy statement purposes) more than 5% of the outstanding common shares of Otter Tail Corporation as of February 15, 2012, are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Cascade Investment, L.L.C. 2365 Carillon Point Kirkland, WA 98033	3,456,499 shs.[1]	9.6%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,901,855 shs.[2]	5.3%
(1)	Based on information in an Amendment No. 9 to Schedule 13D jointly filed by Cascade Investment, L.L.C. (“Cascade”) and William H. Gates, III with the SEC on January 6, 2012 with respect to their holdings as of January 5, 2012. According to the filing, the common shares owned by Cascade may be deemed to be beneficially owned by Mr. Gates, as the sole member of Cascade. Michael Larson, the Business Manager of Cascade, has voting and investment power with respect to the common shares beneficially owned by Cascade. Mr. Larson disclaims beneficial ownership of the common shares beneficially owned by Cascade and Mr. Gates.

(2)	Based on information in an Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 13, 2012 for its holdings as of December 31, 2011. BlackRock reported that it has sole voting and investment power with respect to all 1,901,855 shares.

Election of Directors

The Board of Directors of Otter Tail Corporation is comprised of nine Directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. The terms of Ms. Karen M. Bohn, Mr. Edward J. McIntyre, and Ms. Joyce Nelson Schuette expire at the time of the 2012 Annual Meeting of Shareholders. The Board of Directors, upon recommendation of the Corporate Governance Committee, nominates Ms. Bohn, Mr. McIntyre, and Ms. Schuette for election to serve a three-year term ending at the time of the Annual Meeting of Shareholders in 2015.

Under Minnesota law, the affirmative vote of a plurality of the common shares present and entitled to vote with respect to the election of Directors is required for the election of the nominees to the Board of Directors. Proxies, unless otherwise directed thereon, will be voted in favor of all nominees. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees is unable to serve, or for good reason will not serve, which is a contingency not now anticipated.

Biographies of the Director nominees and of the continuing Directors are found below. These biographies include the age of each Director (as of the 2012 Annual Meeting of Shareholders), an outline of his or her business experiences and the reasons for his or her selection for the Board. Except as noted in the table below, each Director and Director nominee has held the same position or another executive position with the same employer for the past five years.

The Board of Directors has determined that, with the exception of Mr. Edward J. McIntyre and Mr. John D. Erickson, all of the Directors and Director nominees are independent (as defined by the NASDAQ Listing Standards).

The Board of Directors recommends a vote FOR the election of all nominees to the Board of Directors.

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Nominees for election for three-year terms expiring in April 2015: Karen M. Bohn	Edina, Minnesota President Galeo Group, LLC (management consulting firm) Director and Board Chair Ameriprise Certificate Company Former Director, Gander Mountain Company (Resigned, January 14, 2010) Ms. Bohn provides the Board with her business and financial expertise developed over the course of her career in the financial services sector, as well as her insight gained from providing consulting services in the areas of governance, management effectiveness, and strategy to a variety of large and small companies. Ms. Bohn serves on the Audit and Corporate Governance Committees.	58	2003
Edward J. McIntyre

West Fargo, North Dakota

President and Chief Executive Officer

Otter Tail Corporation (Since January 3, 2012)

Retired Vice President and Chief Financial Officer

Xcel Energy, Inc.

(energy company)

Mr. McIntyre provides the Board with the benefit of his business and financial expertise developed over the course of his career, as well as his experience in the utility industry acquired during his years of service with Xcel Energy, Inc.

Mr. McIntyre served on the Audit and Compensation Committees until September 8, 2011 when he was appointed interim President and Chief Executive Officer of Otter Tail Corporation and resigned from the committees. Mr. McIntyre currently serves on no committees.

		61	2006
Joyce Nelson Schuette	Walker, Minnesota Retired Managing Director and Investment Banker Piper Jaffray & Co. (financial services) Ms. Schuette provides the Board with the benefit of the business and financial expertise she has developed over the course of her career, particularly in the area of investment banking. Ms. Schuette serves on the Compensation and Corporate Governance Committees.	61	2006

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Directors with terms expiring in April 2014: John D. Erickson	Fergus Falls, Minnesota Former President and Chief Executive Officer Otter Tail Corporation (Resigned, September 8, 2011) Consultant ECJV Holdings, LLC, an entity controlled by Cascade Investment, L.L.C. As former Chief Executive Officer, Mr. Erickson provides the Board his leadership experience, his financial expertise and his knowledge of Otter Tail Corporation and the utility industry developed over his years of service with Otter Tail Corporation. Mr. Erickson serves on no Committees.	53	2007
Nathan I. Partain

Chicago, Illinois

Chairman of the Board

Otter Tail Corporation (Since November 8, 2011)

President and Chief Investment Officer

Duff & Phelps Investment Management Co.

President, Chief Executive Officer and Chief Investment Officer

DNP Select Income Fund, Inc.

(closed-end utility income fund)

Director, DNP Select Income Fund Inc.; DTF Tax-Free Income Inc.; Duff & Phelps Utility and Corporate Bond Trust Inc.; Duff & Phelps Global Utility Income Fund, Inc. (These four closed end investment fund companies share a common board, of which, Mr. Partain is one of ten directors. These entities constitute a single fund complex under SEC rules).

The Board benefits from the financial expertise Mr. Partain provides, as well as from the knowledge he has acquired regarding the utility industry from twenty-five years of providing electric utility investment research and management services to institutional clients of Duff & Phelps.

Mr. Partain serves on the Audit and Compensation Committees.

		55	1993

Name	Background, Basis for Selection, Board Committees	Age	Director Since
James B. Stake	Edina, Minnesota Retired Executive Vice President Enterprise Services 3M Company (diversified manufacturing) Director, C. H. Robinson Worldwide, Inc. Mr. Stake provides the Board with his business expertise with diversified companies developed during his career at 3M Company, which is particularly relevant to the non-utility operating companies of Otter Tail Corporation. Mr. Stake serves on the Audit and Compensation Committees.	59	2008
Directors with terms expiring in April 2013: Arvid R. Liebe	Milbank, South Dakota Board Chair Liebe Drug, Inc. (retail business) Owner Liebe Farms, Inc. Mr. Liebe provides the Board with the benefit of his small business expertise relevant to the non-utility operating companies of Otter Tail Corporation. The Board also benefits from Mr. Liebe’s familiarity with the South Dakota service territory of Otter Tail Power Company. Mr. Liebe serves on the Compensation and Corporate Governance Committees.	70	1995

Name	Background, Basis for Selection, Board Committees	Age	Director Since
Mark W. Olson

Potomac, Maryland

Co-Chairman

Treliant Risk Advisors

(compliance and strategic advisory firm for financial services industry)

(2009-present)

Chairman

Public Company Accounting Oversight Board (PCAOB)

(2006-2009)

Governor

Federal Reserve Board (2001-2006)

Partner

Ernst & Young LLP

(1988-1999)

Mr. Olson provides the Board with the benefit of his extensive corporate governance, accounting, finance and financial reporting expertise from his service as Chairman of the PCAOB, Governor of the Federal Reserve Board and as a partner with Ernst & Young. The Board also benefits from Mr. Olson’s executive and business management experience both in the public and private sector.

Mr. Olson serves on the Audit Committee.

		69	2011
Gary J. Spies	Fergus Falls, Minnesota Chairman Service Food, Inc. (retail business) Vice President Fergus Falls Development Company, Midwest Regional Development Company, LLC (land and housing development) Mr. Spies provides the Board with the benefit of his small business expertise relevant to the non-utility operating companies of Otter Tail Corporation. The Board also benefits from Mr. Spies’ familiarity with the Minnesota service territory of Otter Tail Power Company. Mr. Spies serves on the Audit and Corporate Governance Committees.	70	2001

Meetings and Committees of the Board of Directors

The full Board of Directors of Otter Tail Corporation considers all major decisions of Otter Tail Corporation. The Board of Directors has established a standing Audit Committee, Compensation Committee, and Corporate Governance Committee so that certain important matters can be addressed in more depth than may be possible in a full Board of Directors meeting. Each committee operates under a charter that is reviewed annually by that committee and the Board of Directors.

Pursuant to Otter Tail Corporation’s bylaws and governance guidelines, the Board of Directors determines the best board leadership structure for Otter Tail Corporation from time to time. Otter Tail Corporation recognizes that different board leadership structures may be appropriate for companies in different situations. Since 2002 Otter Tail Corporation has had a separate Chairman of the Board and Chief Executive Officer. The Chairman and Chief Executive Officer are elected annually by the Board. Otter Tail Corporation believes that its leadership structure, with a separate Chief Executive Officer and Chairman of the Board, is the optimal structure for Otter Tail Corporation at this time. The Chief Executive Officer and the Chairman of the Board have an excellent working relationship.

The Board of Directors retains responsibility for risk oversight for Otter Tail Corporation. The Board of Directors is routinely called upon in the exercise of its business judgment to assess the risk involved in matters brought to it for consideration. As a part of the strategic planning process the Directors assess the risk involved in the strategic plan of Otter Tail Corporation. The Board of Directors also engages in a risk assessment process at least annually.

The full Board of Directors held a total of 11 regularly scheduled and special meetings in 2011. In addition to these meetings, the Board of Directors also held a planning retreat with senior management in 2011. During 2011, the Board of Directors met in executive session without the Chief Executive Officer and management at each meeting. It also met in executive session without the former Chairman, John C. MacFarlane, present at certain meetings. Each Director attended at least 75% of the total meetings of the Board of Directors and the meetings of the committees on which he or she served. Each Director attended the Annual Meeting of Shareholders in 2011. It is expected that the Directors and executive officers of Otter Tail Corporation will attend the Annual Meeting of Shareholders in 2012.

Audit Committee

The Audit Committee reviews the financial results of Otter Tail Corporation, reviews accounting, audit and control procedures, and retains and supervises the independent registered public accounting firm. The Audit Committee has oversight responsibility for Otter Tail Corporation’s Code of Conduct. In 2011, this committee was composed of five members of the Board of Directors who were Ms. Bohn, Mr. McIntyre, Mr. Partain, Mr. Spies and Mr. Stake. On September 8, 2011, Mr. McIntyre was appointed interim President and Chief Executive Officer of Otter Tail Corporation and resigned from the committee. Following Mr. McIntyre’s resignation from the committee, Mr. Partain was appointed Chair. In February 2012 Mr. Olson was appointed to the committee. All committee members are independent Directors (as defined by the NASDAQ Listing Standards). The Board of Directors has determined that Mr. Partain, Mr. Olson and Mr. Stake meet the SEC definition of an audit committee financial expert and all members of the committee are financially literate. The Audit Committee routinely meets in executive session with internal audit and the independent registered public accounting firm without management present. During the course of 2011 the committee received training on new financial issues affecting Otter Tail Corporation. The Audit Committee held 5 meetings in 2011. For further information on the actions of the Audit Committee, please refer to the Report of the Audit Committee on page 34. The Audit Committee Charter may be reviewed at www.ottertail.com.

Compensation Committee

The Compensation Committee reviews, recommends, and reports to the Board of Directors on all compensation programs, plans and policies involving Otter Tail Corporation’s Board of Directors and certain executive officers and it develops, evaluates, and recommends for approval all equity based compensation plans of Otter Tail Corporation. The Compensation Committee oversees the administration of the 1999 Employee Stock Purchase Plan, the 1999 Stock Incentive Plan, and the Executive Annual Incentive Plan. The Compensation Committee periodically retains an outside compensation consultant to advise it in its decision making process. That consultant has not been used by management to an extent that would require disclosure under SEC rules. Subject to approval by the Board of Directors, this committee sets compensation for the Directors, the Chief Executive Officer, the Chief Financial Officer, and certain other executive officers. In 2011, this committee was composed of five members of the Board of Directors who were Mr. Liebe (Chair), Mr. McIntyre, Mr. Partain, Ms. Schuette and Mr. Stake. On September 8, 2011, Mr. McIntyre was appointed interim President and Chief Executive Officer of Otter Tail Corporation and resigned from the committee. All committee members are independent Directors (as defined by the NASDAQ Listing Standards). The Compensation Committee held 3 meetings in 2011. For further information on the actions of the Compensation Committee, please refer to the Compensation Discussion and Analysis (“CD&A”) on page 13 and the Report of the Compensation Committee on page 21. The Compensation Committee Charter may be reviewed at www.ottertail.com.

Corporate Governance Committee

The Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for election as Directors, recommends Director committee assignments, and recommends actions necessary for the proper governance of Otter Tail Corporation, and for the evaluation of the performance of the Board of Directors and Chief Executive Officer. With input from the Chief Executive Officer, the Corporate Governance Committee recommends certain executive officers for annual election. The Corporate Governance Committee reviews issues and developments related to corporate governance practices and makes recommendations to the Board of Directors on changes in structure, rule or practice necessary for compliance and for good corporate governance.

Otter Tail Corporation’s Corporate Governance Committee Charter provides that the skills and characteristics required generally of Directors include diversity, age, business background and experience, accomplishments, experiences in the business of Otter Tail Corporation and a willingness to make the requisite commitment of time and effort. Accordingly, the Board of Directors has not set minimum standards for Director candidates. Rather, it seeks highly qualified individuals with diverse backgrounds, business and life experiences that will enable them to constructively review and guide management of Otter Tail Corporation. The Corporate Governance Committee retained a consultant to identify Director candidates in 2011. The Corporate Governance Committee considers and evaluates potential Director candidates and makes its recommendations to the full Board of Directors. Any shareholder may submit a recommendation for nomination to the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President and Chief Executive Officer, Otter Tail Corporation, Box 9156, Fargo, North Dakota 58106-9156. The Corporate Governance Committee will utilize the same process for evaluating all nominees, regardless of whether the nominee recommendation is submitted by a shareholder or some other source.

If a shareholder wishes to nominate a candidate for election to the Board of Directors, in order for the nomination to be properly made the shareholder must give written notice to the Secretary of Otter Tail Corporation. Notice must be received at Otter Tail Corporation’s principal executive offices at least 90 days before the date that is one year after the prior year’s regular meeting. The notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the nominee or nominees, (ii) a representation that the shareholder is a holder of record of shares of Otter Tail Corporation entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors, and (v) the consent of each nominee to serve as a Director of Otter Tail Corporation if so elected.

The Corporate Governance Committee is composed of four members of the Board of Directors who, for 2011, were Ms. Bohn (Chair), Mr. Liebe, Ms. Schuette, and Mr. Spies, all of whom are independent Directors (as defined by the NASDAQ Listing Standards). The Corporate Governance Committee held 4 meetings in 2011. The Corporate Governance Committee Charter may be reviewed at www.ottertail.com.

Contact with the Board of Directors

Shareholders may contact the Board of Directors by either mail or e-mail. Questions may be sent to the entire Board of Directors, to a particular committee, or to an individual Director. The mailing address is Otter Tail Corporation, Board of Directors, Box 9156, Fargo, North Dakota 58106-9156 and the e-mail address is boardofdirectors@ottertail.com. Although reviewed by the General Counsel, all questions are forwarded to the Board of Directors or to the appropriate committee or Director as determined by the General Counsel.

Director Compensation

Non-employee Directors of Otter Tail Corporation receive an annual retainer for their services as a Director. Non-employee Directors, except the Chairman, receive an annual retainer of $60,000. The Chairman receives an annual retainer of $84,000. Each committee chair receives an additional retainer of $7,000 per year. These fees have been unchanged since 2008. Directors do not receive a meeting fee for attending either committee or Board of Director meetings. In addition, non-employee Directors receive actual expense reimbursement if they are required to furnish their own transportation to Board of Directors or committee meetings outside their city of residence.

Each non-employee Director receives an annual grant of restricted stock, which in 2011 was 3,000 shares granted under the terms of the 1999 Stock Incentive Plan. The shares of restricted stock, which were granted on the date of the Annual Meeting, vest over a period of four years, at the rate of 25% per year, and are eligible for full dividend and voting rights.

Directors may elect to receive their compensation (other than expense reimbursements) in the form of cash, stock or a combination. Directors may elect to defer the receipt of all or part of their cash compensation pursuant to the Otter Tail Corporation Deferred Compensation Plan for Directors. The deferral may be in the form of cash or stock units. Cash deferrals receive interest at a rate equal to 1% over the prime commercial rate of U.S. Bank National Association. Deferrals in the form of stock units are credited quarterly with dividend equivalents equal to the dividend rate on Otter Tail Corporation’s common shares and the deferred amount is paid out in common shares.

Otter Tail Corporation has established a stock ownership guideline for Directors. Directors are expected to hold 4,000 shares of Otter Tail Corporation stock to be obtained within five years of beginning service on the Board of Directors. All of the Directors meet the guidelines, except Mr. Olson who recently joined the Board on December 16, 2011.

Director Compensation Table

The following table provides summary compensation information for each Director for the year ending December 31, 2011.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2,3]	Total ($)
John C. MacFarlane[4]	77,000	67,530	144,530
Karen M. Bohn[5]	67,000	67,530	134,530
John D. Erickson[6]	—	—	—
Arvid R. Liebe[7]	67,000	67,530	134,530
Edward J. McIntyre[8]	62,917	67,530	130,447
Mark W. Olson[9]	5,000	—	5,000
Nathan I. Partain[10]	70,418	67,530	137,948
Joyce Nelson Schuette	60,000	67,530	127,530
Gary J. Spies[11]	60,000	67,530	127,530
James B. Stake	60,000	67,530	127,530

(1)	Includes the aggregate dollar amount of all fees earned or paid in cash for services as a Director (both paid and deferred) including annual retainer and committee chair retainers.

(2)	Represents the aggregate grant-date fair value of restricted stock awards granted to non-employee Directors in 2011 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The aggregate grant-date fair value of the restricted stock award for the 3,000 shares granted to each non-employee Director on April 11, 2011 was $67,530. In accordance with FASB ASC Topic 718, Otter Tail Corporation chose the grant-date fair value of the restricted stock as the equivalent to the average of the high and low price on the date of the grant ($22.51).

(3)	The number of shares of restricted stock held by each Director at fiscal year end is as follows: Mr. J. MacFarlane, 0; Ms. Bohn, 7,750; Mr. Erickson, 21,100; Mr. Liebe, 7,750; Mr. McIntyre, 7,750; Mr. Olson, 0; Mr. Partain, 7,750; Ms. Schuette, 7,750; Mr. Spies, 7,750; and Mr. Stake, 7,750.

(4)	Mr. J. MacFarlane was Chairman of the Board until his retirement from the Board on November 8, 2011 as a result of reaching the Board’s mandatory retirement age. Mr. J. MacFarlane donated 100% of his retainer to charity.

(5)	Ms. Bohn is Chair of the Corporate Governance Committee.

(6)	Mr. Erickson did not receive Director compensation for his service as a member of the Board of Directors.

(7)	Mr. Liebe is Chair of the Compensation Committee. Mr. Liebe defers his retainer and receives it in stock units.

(8)	Mr. McIntyre was Chair of the Audit Committee until September 8, 2011 when he was appointed interim President and Chief Executive Officer of Otter Tail Corporation. Mr. McIntyre received Director compensation for his service as a member of the Board of Directors until January 3, 2012 when he was appointed President and Chief Executive Officer of Otter Tail Corporation.

(9)	Mr. Olson was appointed to the Board of Directors on December 16, 2011 to fill the vacancy created by Mr. J. MacFarlane’s retirement on November 8, 2011.

(10)	Mr. Partain was appointed Chairman of the Board on November 8, 2011 following Mr. J. MacFarlane’s retirement from the Board. Mr. Partain was appointed Chair of the Audit Committee on September 8, 2011 when Mr. McIntyre was appointed interim President and Chief Executive Officer of Otter Tail Corporation and resigned from the committee.

(11)	Mr. Spies defers his retainer and receives it in stock units.

In May 2011, the Compensation Committee retained Towers Watson (formerly Towers Perrin) to assess the competitiveness of the compensation provided to Directors of Otter Tail Corporation taking into consideration current market conditions. The last time the Compensation Committee had retained Towers Watson for such an assessment was in 2007. In connection with its 2011 assessment, Towers Watson advised the Compensation Committee that total Director compensation was consistent with market. After considering these findings, the Compensation Committee determined that it would not make any changes to Director compensation for 2012.

Security Ownership of Directors and Officers

Listed in the following table are the number of common shares of Otter Tail Corporation beneficially owned by Directors and the executive officers named in the Summary Compensation Table, as well as the number of shares owned by Directors and executive officers of Otter Tail Corporation as a group, as of December 31, 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent Class[1]
Karen M. Bohn	19,050
John D. Erickson[3]	161,970
George A. Koeck	11,779
Michelle L. Kommer	3,035
Arvid R. Liebe	24,684
Charles S. MacFarlane[4]	73,368
Edward J. McIntyre	17,048
Kevin G. Moug[5]	38,738
Mark W. Olson	933
Nathan I. Partain[6]	30,616
Joyce Nelson Schuette	17,432
Gary J. Spies[7]	54,200
James B. Stake	13,796
Shane N. Waslaski[8]	12,170
All Directors and executive officers as a group	478,819	1.3%

(1)	Represents outstanding common shares beneficially owned both directly and indirectly as of December 31, 2011. No Director or executive officer beneficially owns more than 1% of the total outstanding common shares as of December 31, 2011. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown. No shares owned by any Director or executive officer were pledged as of December 31, 2011. The information provided is based upon 36,101,695 common shares outstanding as of December 31, 2011.

(2)	Includes common shares held by the Trustee of Otter Tail Corporation’s Employee Stock Ownership Plan for the account of executive officers of Otter Tail Corporation with respect to which such persons have sole voting power and no investment power, as follows: Mr. Erickson, 4,982 shares; Mr. Koeck, 893 shares; Mr. C. MacFarlane, 1,559 shares; Mr. Moug, 243 shares; and all Directors and executive officers as a group, 7,677 shares.

Includes the following common shares subject to options exercisable within 60 days of December 31, 2011: Mr. C. MacFarlane, 6,000 shares, and all Directors and executive officers as a group, 6,000 shares.

(3)	Includes 8,199 shares owned jointly with Mr. Erickson’s wife as to which he shares voting and investment power.

(4)	Includes 3,024 shares owned by Mr. C. MacFarlane’s minor children as to which he, as custodian, has voting and investment power.

(5)	Includes 1,449 shares owned jointly with Mr. Moug’s wife as to which he shares voting and investment power. Includes 267 shares owned by Mr. Moug’s minor children as to which he, as custodian, has voting and investment power.

(6)	Includes 3,000 shares owned jointly with Mr. Partain’s wife as to which he shares voting and investment power.

(7)	Includes 1,000 shares owned jointly with Mr. Spies’ wife as to which he shares voting and investment power.

(8)	Includes 344 shares owned jointly with Mr. Waslaski’s wife as to which he shares voting and investment power.

No Director or executive officer of Otter Tail Corporation owned beneficially, directly, or indirectly, on December 31, 2011 any shares of any series of cumulative preferred shares of Otter Tail Corporation.

The information with respect to beneficial ownership of securities of Otter Tail Corporation is based on information furnished to Otter Tail Corporation by each person included in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Otter Tail Corporation’s Directors and executive officers and holders of more than 10% of Otter Tail Corporation’s common shares to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Otter Tail Corporation. Based on a review of the Section 16 reports filed by the Directors and executive officers, Otter Tail Corporation believes that during the year ended December 31, 2011, its Directors and executive officers complied with all Section 16(a) filing requirements.

Compensation Discussion and Analysis

Executive Summary

Otter Tail Corporation believes that strong, effective leadership is the cornerstone of its continued growth and success. To be successful, Otter Tail Corporation must be able to attract, retain, and motivate highly qualified executive officers with the competencies needed to excel in a rapidly changing marketplace and to understand issues relating to a diverse group of companies in several different industries.

Executive compensation at Otter Tail Corporation is focused on results. Total direct compensation includes base pay, annual cash incentive and stock-based long-term incentive. The mix of pay is designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk. The only element of total direct compensation that is not performance based is base pay. Both the annual cash incentive and stock-based long-term incentive are performance based.

At the 2011 Annual Meeting of Shareholders, Otter Tail Corporation provided shareholders an advisory vote on executive compensation. The shareholders voted to approve, on an advisory basis, the compensation of Otter Tail Corporation’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in Otter Tail Corporation’s proxy statement for the 2011 Annual Meeting. The vote was 17,001,537 shares “For” (83.95% of the shares voted), 1,603,663 shares “Against” (7.92% of the shares voted), and 1,646,317 shares “Abstain” (8.13% of the shares voted).

The Compensation Committee took into account the result of the shareholder vote in determining executive compensation policies and decisions since the 2011 Annual Meeting of Shareholders. The Compensation Committee viewed the vote as a strong expression of the shareholders’ general satisfaction with Otter Tail Corporation’s current executive compensation programs. While the Compensation Committee considered this shareholder satisfaction in determining to continue executive compensation programs, decisions regarding incremental changes in the compensation programs and individual compensation were made in consideration of Otter Tail Corporation’s performance, current economic conditions, and changes in executive personnel, as described in more detail below.

Consistent with the shareholders’ preference expressed in voting at the 2011 Annual Meeting of Shareholders, the Board of Directors determined that an advisory vote on the compensation of Otter Tail Corporation’s executive officers will be conducted every three years. The next such shareholder advisory vote will thus take place at the 2014 Annual Meeting of Shareholders.

Purpose and Philosophy

The Compensation Committee of the Board of Directors is responsible for developing and recommending to the Board of Directors Otter Tail Corporation’s executive compensation program for the principal executive officers: Edward J. McIntyre, President and Chief Executive Officer; John D. Erickson, former President and Chief Executive Officer; Kevin G. Moug, Chief Financial Officer and Senior Vice President; George A. Koeck, Senior Vice President, General Counsel and Corporate Secretary; and Michelle L. Kommer, Senior Vice President of Human Resources (referred to in this CD&A as the “executive officers”). Each of these executive officers is included in the Summary Compensation Table and the related tables beginning on page 22. With regard to the other individuals named in the Summary Compensation Table, 2011 compensation for Shane N. Waslaski, Senior Vice President, Manufacturing and Infrastructure Platform and Charles S. MacFarlane, Senior Vice President, Electric Platform and President, Otter Tail Power Company, was determined by the Chief Executive Officer and is discussed separately. Mr. McIntyre’s compensation for 2011 following his appointment as interim President and Chief Executive Officer on September 8, 2011 was determined by the Board of Directors and is also discussed separately.

The Compensation Committee has adopted an Executive Compensation Policy which outlines the overall executive compensation philosophy of Otter Tail Corporation and describes the components of executive compensation for the executive officers. In early 2011, the Compensation Committee added a recoupment policy to the Executive Compensation Policy which provides that after an accounting restatement, Otter Tail Corporation will attempt to recoup amounts paid to current and former executive officers under the Annual Cash Incentive Plan or the 1999 Stock Incentive Plan during the prior three years which would not have been paid based on the restated financial statements.

Otter Tail Corporation provides fair and equitable compensation to its executive officers by combining base pay, annual cash incentive, stock-based long-term incentive, retirement plans, and competitive health, dental and other benefits. The Executive Annual Incentive Plan is designed to reward executives for Otter Tail Corporation’s current year financial success and recognize the responsibilities of the executive officers for meeting Otter Tail Corporation’s financial performance goals. Stock-based incentives focus on long-term performance by aligning the executive officers’ long-term financial interests with Otter Tail Corporation’s shareholders’ interest. Pension and retirement plans are provided to encourage long tenure amongst the executive officers. Health, dental, vacation, and other benefits are designed to be competitive with companies with whom Otter Tail Corporation competes for executive talent.

The Compensation Committee periodically retains a compensation consultant to provide market-based compensation data in connection with its consideration of the compensation of the executive officers. In May 2011, the Compensation Committee retained Towers Watson to assess the competitiveness of the compensation provided to executive officers of Otter Tail Corporation taking into consideration current market conditions. The results of this assessment will be used by the Compensation Committee in connection with its determination of 2012 compensation for the executive officers. The last time the Compensation Committee had retained Towers Watson for such an assessment was in 2007. For 2011, the Compensation Committee requested that Ms. Kommer, Senior Vice President of Human Resources, research and provide for the Compensation Committee an analysis regarding market trends that have emerged with respect to executive compensation since the market crash in 2008 and the corresponding economic recession. In determining executive compensation in 2011 the Compensation Committee considered Ms. Kommer’s research and input, the financial performance of Otter Tail Corporation during difficult economic conditions, as well as individual performance, historical compensation, internal equity with other officers and regional considerations. In addition to providing background information, Ms. Kommer and Mr. Erickson made compensation recommendations for Mr. Moug and Mr. Koeck, and Mr. Erickson made compensation recommendations for Ms. Kommer. The Compensation Committee may, but is not required, to consider these recommendations. The Compensation Committee does not receive a recommendation for the Chief Executive Officer’s compensation.

Base Pay

Base pay is a traditional element of compensation provided almost universally by corporations. Because of Otter Tail Corporation’s performance and the difficult economic conditions, the base pay for all executive officers has been frozen since April 1, 2008, except for modest increases due to promotions, increased responsibilities or changes in executive personnel. In 2010, Ms. Kommer’s base pay was set at a level determined by the Compensation Committee with input from Mr. Erickson to be appropriate in light of her promotion to Senior Vice President of Human Resources and the resulting expansion of her duties. In 2011, Mr. Moug and Mr. Koeck received increases of $25,000 in base pay due to their increased responsibilities as a result of the departure of other executive officers.

Annual Cash Incentive

The Otter Tail Corporation Executive Annual Incentive Plan provides annual cash incentives to the executive officers for achieving Otter Tail Corporation annual performance targets. The annual cash incentive is designed to place a significant portion of each executive officer’s annual cash compensation “at risk” depending upon the financial and workplace safety performance of Otter Tail Corporation for that year. The target annual cash incentive for each executive officer is measured as a percentage of base pay. The target annual cash incentive was greater for Mr. Erickson in recognition of his primary responsibility for delivering solid financial results for Otter Tail Corporation and to correlate highly with the philosophy of pay for performance. Based on Otter Tail Corporation’s financial performance and the difficult economic conditions, the target annual cash incentive for all executive officers, with the exception of Ms. Kommer, has been frozen at the level in effect on April 1, 2008. In 2010, Ms. Kommer’s target cash compensation was set at a level determined by the Compensation Committee with input from Mr. Erickson to be appropriate in light of her promotion to Senior Vice President of Human Resources and the resulting expansion of her duties.

The financial targets for the annual cash incentive are premised upon the executive officers delivering on their financial performance commitments to Otter Tail Corporation as reflected, in part, in the annual budget approved by the Board of Directors. In 2011 targeted annual cash incentive compensation was tied to the annual budget approved by the Board of Directors. The Compensation Committee set the target for return on equity at 7.5%, the target for corporate earnings per share at $1.32 and the target for cash flow from operations at $117,000,000. In 2011, the Compensation Committee set threshold performance levels in addition to the target performance levels for corporate return on equity, corporate earnings per share and cash flow from operations based on the 2011 budget in order to incent the executive officers to strive for the best possible performance in a difficult year. The maximum performance level was set high to reward exceptional performance.

In addition to the financial incentives described above, the Annual Incentive Plan includes a non-financial measure for workplace safety. One of Otter Tail Corporation’s five core values is safety. Otter Tail Corporation strives to provide safe work places and requires safe work practices throughout its businesses. The Compensation Committee believes that management’s tone related to workplace safety is critical to achieving Otter Tail Corporation’s goals regarding workplace safety. Safety is measured against the weighted average composite case rate for the industries in which Otter Tail Corporation and its subsidiaries operate. The incentive for safety is paid if the weighted average composite case rate of Otter Tail Corporation and its subsidiaries is less than the weighted average composite case rate for the past three years for the industries in which Otter Tail Corporation and its subsidiaries operate. The target for 2011 was 5.64. There is no threshold or maximum performance level for the safety performance measure. Subject to the discretion of the Compensation Committee, the safety incentive is not to be paid in a year where there is a workplace fatality due to a workplace accident.

The financial and workplace safety performance targets for annual cash incentive are divided into four components as follows:

1.	Corporate Earnings Per Share. Each executive officer receives 30% of the total target payout if Otter Tail Corporation achieves the targeted corporate earnings per share. The award amount is reduced for achievement of the threshold corporate earnings per share and additional increments are paid for performance above the target. For corporate earnings per share the threshold was $1.19, the target was $1.32 and the maximum was $1.80. Otter Tail Corporation was below the threshold performance level for corporate earnings per share in 2011.

2.	Corporate Return on Equity. Each executive officer receives 30% of the total target payout if Otter Tail Corporation achieves the targeted corporate return on equity. The award amount is reduced for achievement of the threshold corporate return on equity and additional increments are paid for performance above the target. For corporate return on equity the threshold was 6.7%, the target was 7.5% and the maximum was 11%. Otter Tail Corporation was below the threshold performance level for corporate return on equity in 2011.

3.	Cash Flow from Operations. Provided that Otter Tail Corporation meets the threshold level of performance for corporate earnings per share, each executive officer receives 30% of the total target payout if Otter Tail Corporation achieves the targeted cash flow from operations. The award amount is reduced for achievement of the threshold cash flow from operations and additional increments are paid for performance above the target. For cash flow from operations the threshold was $94,000,000, the target was $117,000,000 and the maximum was $150,000,000. Although Otter Tail Corporation met the threshold level of performance for corporate cash flow from operations, no payment was made because it did not meet the corporate earnings per share threshold in 2011.

The Compensation Committee has discretion over the treatment of extraordinary gains, write offs or other events in determining the amount of annual cash incentive to be paid.

4.	Safety Incentive. Each executive officer receives 10% of the total target payout if Otter Tail Corporation achieves the target workplace safety measure. The target weighted average composite case rate was 5.64. Otter Tail Corporation met this performance level for safety in 2011.

2011 Discretionary Bonus Awards

In 2011 the Compensation Committee determined to award discretionary bonus awards to Mr. Moug, Mr. Koeck and Ms. Kommer. These awards were based on several factors, including the additional work that each of these officers undertook as a result of the departures of other executive officers, their contributions relating to the divestiture of certain operating companies of Otter Tail Corporation and their individual performance. In addition, these executive officers had not received cash incentives in the three previous years.

Long-Term Incentives

Long-term incentive compensation for executive officers consists of performance share awards and restricted stock awards granted by the Compensation Committee under Otter Tail Corporation’s 1999 Stock Incentive Plan.

The performance share awards are designed to tie the long-term incentives for the executive officers to Otter Tail Corporation stock performance and to further align the interests of the executive officers with shareholders. It does so in two ways. First, the number of shares awarded to the executive officers is based upon total shareholder return as compared to the total shareholder return of companies in the Edison Electric Institute Index (“EEI Index”) for the three year period beginning on the first day of the year in which the grant is awarded. The EEI Index provides total shareholder returns for 55 shareholder owned electric utilities. Second, the value of the shares awarded increases or decreases with value provided to shareholders.

The restricted stock awards are also designed to align the interest of the executive officers with that of shareholders. They do so by rewarding continuity of service of the executive officers since the restricted stock awards vest over a period of four years and unvested, restricted stock is forfeited upon voluntary termination. In addition, the value of shares awarded increases or decreases with the value provided to shareholders.

In 2011, the Compensation Committee determined to maintain at 2009 and 2010 levels the value delivered through long-term incentives, based on Otter Tail Corporation’s financial performance and the challenging economic climate. The actual targeted value delivered in 2011, 2010 and 2009 was the same, representing a 20% reduction from 2008. For performance shares, the number of shares actually awarded to each executive officer was calculated by dividing the targeted value delivered for each executive officer by the product of the per share price of the Company’s common stock on April 11, 2011 ($22.51) and a discounted rate of 81% to account for the three-year performance period. For restricted stock, the number of shares actually awarded to each executive officer was calculated by dividing the targeted value delivered for each executive officer by the product of the per share price of the Company’s common stock on April 11, 2011 ($22.51) and a discounted rate of 89% to account for the four-year vesting period.

The grants of performance shares were approved by the Compensation Committee on April 11, 2011. Whether the performance shares become payable is based upon the total shareholder return of Otter Tail Corporation as compared to the total shareholder returns of the companies that comprise the EEI Index over a three year period. For the grant awarded in 2011 the three year period is from January 1, 2011 through December 31, 2013. The EEI Index is chosen because it is the sector which includes Otter Tail Corporation common shares. For purposes of this calculation, total shareholder return equals stock appreciation plus the value of dividends reinvested. The actual payment of common shares may range from zero to 200% of the target amount and will be paid in 2014. The target amount will be paid if the total shareholder return for Otter Tail Corporation is at the 50th percentile of the total shareholder returns of the companies that comprise the EEI Index over the three year period. The threshold performance level is set at the 25th percentile and the maximum performance level is set at the 85th percentile. Otter Tail Corporation believes the target is appropriate as it is indicative of performance consistent with the sector over the three year measurement period. Stronger than sector performance is awarded with additional shares. Weaker than sector performance is penalized with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.

The grants of restricted stock were approved by the Compensation Committee on April 11, 2011. The shares vest at a rate of 25% per year over a four year period with the first quarter vesting on April 8, 2012 and the remaining quarters on the same date in 2013, 2014, and 2015. Upon the grant date the executive officers are eligible for full dividend and voting rights.

Other Benefits

The executive officers, Mr. Waslaski and Mr. C. MacFarlane receive health, dental, life, vacation and other traditional benefits identical to or consistent with the non-executive employees of Otter Tail Corporation.

Compensation for Shane N. Waslaski

In 2011, the Chief Executive Officer set the compensation for Mr. Waslaski, the Senior Vice President, Manufacturing and Infrastructure Platform. Beginning in 2012, Mr. Waslaski’s compensation will be set by the

Compensation Committee consistent with the other executive officers. The components of Mr. Waslaski’s compensation consist of base pay, annual cash incentive, stock-based long-term incentive, an enhanced 401(k), and competitive health, dental and other benefits.

Mr. Waslaski’s compensation (including base pay, short and long-term incentive) is determined based upon several factors, including job complexity, tenure, and internal compensation equities.

Consistent with the philosophy of Otter Tail Corporation, Mr. Waslaski’s annual incentive is designed to place a significant portion of his annual cash compensation “at risk” depending upon the financial performance of the Manufacturing and Infrastructure Platform and Otter Tail Corporation as a whole. The targeted annual cash incentive percentage for Mr. Waslaski is 60% of base pay. The targets for annual cash incentive for Mr. Waslaski are designed to reward Mr. Waslaski for providing demonstrated leadership, achieving financial returns and meeting non-financial goals, particularly as they relate to the Manufacturing and Infrastructure Platform. The components measured in determining annual cash incentives are platform return on invested capital, corporate earnings per share and individual performance. Individual performance is measured by the Chief Executive Officer and is based upon safety performance and other individual goals. The Chief Executive Officer had the discretion in 2011 to vary positively or negatively from the results dictated by performance.

The annual cash incentive targets for Mr. Waslaski are divided into three components:

1.	Platform Return on Invested Capital. Mr. Waslaski receives 50% of the total target payout if the Manufacturing and Infrastructure Platform achieves targeted return on invested capital. The target was 12%. The Manufacturing and Infrastructure Platform did not achieve the targeted performance level in 2011.

2.	Corporate Financial Results. Mr. Waslaski receives 17% of the total target payout if Otter Tail Corporation meets its financial target, specifically corporate earnings per share of $1.32. Otter Tail Corporation did not achieve the targeted performance in 2011.

3.	Individual Performance. Mr. Waslaski receives 33% of his total targeted payout based upon individual performance. Mr. Waslaski exceeded targeted performance as determined by the Chief Executive Officer’s evaluation of Mr. Waslaski’s performance in 2011.

Mr. Waslaski receives long-term incentive compensation in the form of restricted stock units granted by the Compensation Committee under the Otter Tail Corporation 1999 Stock Incentive Plan. A restricted stock unit award was granted on April 11, 2011 and vests in full on April 8, 2015.

Compensation for Charles S. MacFarlane

In 2011, the Chief Executive Officer set the compensation for Mr. C. MacFarlane, the Senior Vice President, Electric Platform and President, Otter Tail Power Company. Beginning in 2012, Mr. C. MacFarlane’s compensation will be set by the Compensation Committee consistent with the other executive officers. The components of Mr. C. MacFarlane’s compensation consist of base pay, annual cash incentive, stock-based long-term incentive, retirement plans, and competitive health, dental and other benefits.

Mr. C. MacFarlane’s compensation (including base pay, short and long-term incentive) is determined based upon several factors, including compensation for similar positions at similarly sized companies in the utility sector; job complexity; tenure; and internal compensation equities with incumbent employees.

Consistent with the philosophy of Otter Tail Corporation, Mr. C. MacFarlane’s annual cash incentive is designed to place a significant portion of his annual cash compensation “at risk” depending upon the financial performance of Otter Tail Power Company for that year. The targeted annual cash incentive percentage for Mr. C. MacFarlane is 60% of base pay. The targets for annual cash incentive for Mr. C. MacFarlane are designed to reward Mr. C. MacFarlane for providing demonstrated leadership, achieving budgeted financial returns and meeting non-financial goals at Otter Tail Power Company. The components measured in determining annual cash incentive are utility net income and individual performance. Individual performance is measured by the Chief Executive Officer and was based upon Mr. C. MacFarlane’s performance against key performance indicators, including safety, customer satisfaction, plant availability, system reliability, strategy development and implementation, personal goals, and his contribution to Otter Tail Corporation. The Chief Executive Officer had discretion in 2011 to vary positively or negatively from the results dictated by performance. The financial target for utility net income is based upon meeting the financial goals of Otter Tail Power Company as determined in the Otter Tail Power Company budgeting process with Otter Tail Corporation.

The annual cash incentive targets for Mr. C. MacFarlane are divided into two components:

1.	Utility Net Income. Mr. C. MacFarlane receives 25% of his total target payout if Otter Tail Power Company achieves targeted utility net income of $37,500,000 and an additional 25% if Otter Tail Power Company achieves utility net income of $38,500,000. Otter Tail Power Company exceeded both targets in 2011.

2.	Individual Performance. Mr. C. MacFarlane receives 50% of his total targeted payout based upon his individual performance. Mr. C. MacFarlane exceeded target performance as determined by the Chief Executive Officer’s evaluation of Mr. C. MacFarlane’s performance in 2011.

Mr. C. MacFarlane receives long-term incentive compensation in the form of restricted stock granted by the Compensation Committee under the Otter Tail Corporation 1999 Stock Incentive Plan. Restricted stock was granted on April 11, 2011, and vests 25% per year over a four year period with the first quarter vesting on April 8, 2012 and the remaining quarters vesting on the same date in 2013, 2014, and 2015. Upon the grant date, Mr. C. MacFarlane has full dividend and voting rights.

Compensation for Edward J. McIntyre

On September 8, 2011 the Board of Directors appointed Mr. McIntyre interim President and Chief Executive Officer of Otter Tail Corporation and determined the compensation that Mr. McIntyre received for his service as interim President and Chief Executive Officer. Mr. McIntyre’s compensation consisted of cash compensation of $45,000 per month, which was based on the monthly base pay paid to the former President and Chief Executive Officer, and the reimbursement of certain expenses, including housing. Mr. McIntyre also continued to receive the Director fees paid to non-employee Directors while serving as interim President and Chief Executive Officer. When Mr. McIntyre was appointed President and Chief Executive Officer of Otter Tail Corporation on January 3, 2012, the Board approved an annual base pay of $600,000, a target annual incentive opportunity for 2012 of $480,000 and a target long-term incentive opportunity for the fiscal 2012-2014 performance period of $930,000. The amounts were based in part on data provided by Towers Watson. The specific terms of Mr. McIntyre’s 2012 annual and long-term incentives will be set at the same time and will be in the same form as those granted to Otter Tail Corporation’s other executive officers.

Changes for 2012

The Annual Cash Incentive for 2012 is largely unchanged. For Mr. McIntyre, Mr. Moug, Mr. Koeck and Ms. Kommer the metrics will be corporate earnings per share, corporate return on equity, safety and individual performance. For Mr. Waslaski the metrics will be corporate earnings per share, platform net income, platform safety and individual performance. For Mr. C. MacFarlane the metrics will be utility net income, utility return on equity, utility safety and individual performance.

Stock Ownership Guidelines

Otter Tail Corporation has established common stock ownership guidelines to ensure that the executive officers remain focused on long-term shareholder value. The ownership guidelines are as follows: President and Chief Executive Officer, 70,000 shares; Executive Vice President and Chief Operating Officer, 35,000 shares; Chief Financial Officer and Senior Vice President, 20,000 shares; Senior Vice President, Manufacturing and Infrastructure Platform, 20,000 shares; Senior Vice President, Electric Platform and President, Otter Tail Power Company, 20,000 shares; Senior Vice President, General Counsel & Corporate Secretary, 10,000 shares; and

Senior Vice President of Human Resources, 5,000 shares. Stock options are not considered as shares for purposes of satisfying the ownership guidelines and new officers are given five years to meet the guidelines.

Retirement Income and Deferred Compensation

Historically, the executive officers of Otter Tail Corporation have provided Otter Tail Corporation with long-term service. Otter Tail Corporation believes that this long-term service by its executive officers has been fundamental to its success. Accordingly, Otter Tail Corporation encourages long-term service by providing executive officers security in retirement through its pension and supplemental retirement plans. The executive officers, except for Mr. McIntyre, Ms. Kommer, and Mr. Waslaski participate in the plans related to retirement income and deferred compensation. Mr. Waslaski and Ms. Kommer’s retirement benefits are described separately below. Mr. McIntyre does not participate in the retirement plans.

Central to providing retirement security and encouraging long-term service by its executive officers are the Otter Tail Corporation Pension Plan (“Pension Plan”) and non-qualified Executive Survivor and Supplemental Retirement Plan (“ESSRP”). Combined, these plans deliver a defined pension benefit that increases with years of service and compensation. A further description of the benefits under the plan is found in the narrative description to the Pension Benefits Table.

The executive officers, Mr. Waslaski and Mr. C. MacFarlane may elect to participate in a non-qualified deferred compensation plan. The plan offers a relatively low cost, competitive benefit consistent with plans offered by other employers. Participation in the plan is limited to the executive officers of Otter Tail Corporation and certain other employees of Otter Tail Corporation and its subsidiaries. Under the plan, participants may defer up to 50% of their base pay and 100% of their annual cash incentive compensation. The amounts deferred are segregated into one or more accounts chosen by the participant and earn a return based upon the performance of the investment option chosen by the participant. One account under the plan has a beginning distribution date coinciding with retirement. Other accounts may have distribution dates determined by the participant. Deferred contributions are made pre-tax. Each participant makes his or her own investment decisions on the amounts deferred and is solely at risk for investment returns. There are no Otter Tail Corporation contributions to the plan for executive officers and it is not at risk for individual investment returns.

Otter Tail Corporation also provides a 401(k) retirement savings plan in which the employees of Otter Tail Corporation, including the executive officers, Mr. Waslaski and Mr. C. MacFarlane, may participate. The plan permits all employees to set aside a portion of their income into the 401(k) retirement savings plan and Otter Tail Corporation matches 50% of the first 5% set aside by an employee up to the statutory maximum. The participation of the executive officers, with the exception of Ms. Kommer and Mr. Waslaski, is on precisely the same terms as other participants in the plan.

In lieu of participation in the Pension Plan, Mr. Waslaski and Ms. Kommer’s participation in the 401(k) is enhanced. At the annual discretion of Otter Tail Corporation, an additional amount is contributed to their 401(k) accounts. In 2011, the additional amount contributed was 4% of Mr. Waslaski’s 2011 cash compensation and 4% of Ms. Kommer’s 2011 cash compensation.

Severance Benefits

Otter Tail Corporation has entered into change in control severance agreements with each of the executive officers and with Mr. Waslaski and Mr. C. MacFarlane, which provide financial protection in the event of a change in control that disrupts the executive officer’s career. These agreements are designed to attract and retain high caliber executive officers, recognizing that change in control protections are commonly provided at comparable companies with which Otter Tail Corporation competes for executive talent. In addition, the change in control protections will enhance the impartiality and objectivity of the executive officers in the event of a change in control situation and better ensure that shareholder interests are protected. The protections contained in the change in control agreements provide for a “double trigger” which means that there must be both a change in control and a termination of employment for the provisions to apply. A more complete description of the change in control agreements is found in the tabular disclosure in this Proxy Statement found at page 29.

Otter Tail Corporation has also entered into executive employment agreements with the executive officers, except for Mr. McIntyre, and with Mr. Waslaski and Mr. C. MacFarlane. These agreements have been entered into by Otter Tail Corporation to clearly define the obligations of Otter Tail Corporation and the benefits to the executive officer upon termination from employment. These agreements are more fully described in the tabular disclosure in this Proxy Statement found at page 29.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes limits on tax deductions for executive compensation in excess of $1,000,000 paid to certain executive officers. It is the Compensation Committee’s policy to take reasonable steps to preserve this tax deduction.

Report of Compensation Committee

The Compensation Committee of Otter Tail Corporation’s Board of Directors is composed of four independent directors as defined by the NASDAQ Listing Standards, and operates under a written charter adopted by the Board of Directors. The Compensation Committee reviewed and discussed with management the foregoing CD&A. Based upon that review and discussion with management and its independent review of the CD&A, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

Arvid R. Liebe, Chair

Nathan I. Partain

Joyce Nelson Schuette

James B. Stake

Executive Compensation

The following tables and accompanying narrative disclosure and footnotes should be read in conjunction with the CD&A, which sets forth the objectives of Otter Tail Corporation’s executive compensation and benefit program.

Summary Compensation Table

The table below contains information about compensation for the last three fiscal years paid to the individuals who served as Chief Executive Officer and Chief Financial Officer and each of the other four most highly compensated executive officers who were serving as executive officers at the end of 2011 (“Named Executive Officers”).

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Edward J. McIntyre President & CEO[6]	2011 2010 2009	180,000 — —	— — —	— — —	— — —	— — —	6,771 — —	186,771 — —
John D. Erickson Former President & CEO	2011 2010 2009	469,583 490,000 490,000	— — —	794,050 745,237 1,214,157	— — —	159,238 274,500 662,376	916,161 6,125 6,125	2,339,032 1,515,862 2,372,658
Kevin G. Moug Chief Financial Officer & Sr. Vice President	2011 2010 2009	355,750 337,000 337,000	60,000 — —	331,632 311,200 510,523	21,720 — —	443,634 248,058 390,996	18,425 16,925 16,925	1,231,161 913,183 1,255,444
Charles S. MacFarlane Sr. Vice President, Electric Platform President, Otter Tail Power Company	2011 2010 2009	360,000 360,000 360,000	157,600 86,400 —	222,849 207,433 75,440	108,000 129,600 64,800	280,916 221,153 280,693	9,151 9,341 9,229	1,138,516 1,013,927 790,162
George A. Koeck Sr. Vice President, General Counsel & Corporate Secretary	2011 2010 2009	305,750 287,000 287,000	60,000 — —	252,238 237,113 391,213	15,600 — —	430,407 286,582 413,870	17,225 15,725 15,725	1,081,220 826,420 1,107,808
Shane N. Waslaski Sr. Vice President, Manufacturing & Infrastructure Platform[7]	2011 2010 2009	330,000 — —	82,500 — —	99,165 — —	— — —	— — —	27,025 — —	538,690 — —
Michelle L. Kommer Sr. Vice President of Human Resources	2011 2010 2009	200,000 180,000 —	20,000 — —	100,423 107,899 —	7,000 — —	— — —	23,710 21,212 —	351,133 309,111 —

(1)	In 2011 the bonuses paid to Mr. Moug, Mr. Koeck and Ms. Kommer were based upon the work that each of these officers undertook as a result of the departures of other executives officers, their contributions relating to the divestiture of certain operating companies of Otter Tail Corporation and their individual performance.

In each year Mr. C. MacFarlane’s bonus was based upon his performance measured against certain financial and non-financial key performance indicators and personal goals as discussed in the CD&A.

In 2011 the bonus paid to Mr. Waslaski was based upon the safety performance of Otter Tail Corporation and other individual goals.

(2)	The amounts shown represent the aggregate grant-date fair values of: performance award grants (2011 —$23.61/share, 2010 — $20.97/share, 2009 — $27.76/share) and restricted stock grants (2011 — $22.51/share, 2010 — $21.84/share, 2009 — $22.15/share) and restricted stock units for Mr. C. MacFarlane (2009 — $18.86/share) and for Mr. Waslaski (2011 — $18.03/share), as determined in accordance with FASB ASC Topic 718 and using the same assumptions as are described at Note 7 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for 2011. The estimated maximum payout value of the performance awards based on the per share grant-date fair value of the awards are as follows: Mr. Erickson (2011 — $1,232,442, 2010 — $1,132,380, 2009 — $1,954,304); Mr. Moug (2011 — $514,698, 2010 — $473,922, 2009 — $821,896); Mr. Koeck (2011 — $391,926, 2010 — $360,684, 2009 — $627,376) and Ms. Kommer (2011 — $155,826, 2010 — $167,760). Because the amounts indicated primarily reflect the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain share price benchmarks over a three year period as compared to peers and described in the CD&A, the amount may not represent the value actually received by the executive officers. See CD&A for a more detailed description.

No common shares were awarded by the Compensation Committee in 2011 based upon the performance of Otter Tail Corporation for the period January 1, 2009 through December 31, 2011.

(3)	Non-Equity Incentive Plan Compensation represents awards earned during 2009, 2010, and 2011 for achieving cash based performance goals under the Executive Annual Incentive Plan. In 2009 Otter Tail Corporation exceeded the target performance level for cash flow from operations under the Executive Annual Incentive Plan. The executive officers recommended that no annual cash incentives be awarded for 2009 and the Compensation Committee determined the annual cash incentives would not be awarded. The amounts of such annual cash incentives that would have been paid for 2009 are as follows: Mr. Erickson $310,334, Mr. Moug $134,800 and Mr. Koeck $95,667. In 2010 Mr. C. MacFarlane achieved the performance goal for utility return on equity and utility net income, but no other cash incentives were awarded for 2010. In 2011 the performance goal for safety was met for Mr. Moug, Mr. Koeck and Ms. Kommer and the performance goal for utility net income was met for Mr. C. MacFarlane. No other goals were met. See the CD&A for a more detailed description.

(4)	This column represents the change in pension value and was determined utilizing the same assumptions as are described at Note 12 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for each of 2009, 2010 and 2011.

(5)	Amounts reflected in All Other Compensation for 2011 consist of (i) amounts contributed by Otter Tail Corporation under the Otter Tail Corporation 401(k) retirement savings plan for 2011 as follows: Mr. Erickson, $0; Mr. Moug, $6,125; Mr. C. MacFarlane, $6,125; Mr. Koeck, $6,125; Mr. Waslaski, $15,925; and Ms. Kommer, $12,610; (ii) a car allowance as follows: Mr. Moug, $10,800; Mr. Koeck, $9,600; Mr. Waslaski, $9,600; and Ms. Kommer, $9,600; (iii) the amount of Otter Tail Corporation’s contribution under the Employee Stock Ownership Plan for 2011 which was invested in common shares for the account of Mr. C. MacFarlane, $3,026; (iv) health savings account contributions as follows: Mr. Erickson, $1,500; Mr. Moug, $1,500; Mr. Koeck, $1,500; Mr. Waslaski, $1,500; and Ms. Kommer, $1,500; (v) $6,771 for reimbursement of Mr. McIntyre’s housing expenses while he served as interim President and Chief Executive Officer.

In addition, in connection with his resignation, Mr. Erickson received, under the terms of his employment agreement, a payment in the amount of $914,661 for severance and unused paid time off.

(6)	Mr. McIntyre was appointed interim President and Chief Executive Officer by the Board of Directors on September 8, 2011 and was appointed President and Chief Executive Officer on January 3, 2012.

(7)	Upon the departure of the Chief Operating Officer, effective January 1, 2011, Mr. Waslaski took on responsibility for the Manufacturing and Infrastructure Platform and began active participation in the executive team.

Grants of Plan-Based Awards

The following table summarizes the 2011 grants of equity and non-equity awards to the Named Executive Officers.

Grants Of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: No. of Shares of Stock or Units (#)[4]	Grant-Date Fair Value of Stock and Option Awards ($)[5]
Name	Grant Date[1]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. McIntyre	—	—	—	—	—	—	—	—	—
John D. Erickson	11-Apr-11	116,375	465,500	931,000	13,050	26,100	52,200	7,900	794,050
Kevin G. Moug	11-Apr-11	50,550	202,200	404,400	5,450	10,900	21,800	3,300	331,632
Charles S. MacFarlane	11-Apr-11	—	216,000	—	—	—	—	9,900	222,849
George A. Koeck	11-Apr-11	35,875	143,500	287,000	4,150	8,300	16,600	2,500	252,238
Shane N. Waslaski	11-Apr-11	—	132,660	—	—	—	—	5,500	99,165
Michelle L. Kommer	11-Apr-11	17,500	70,000	140,000	1,650	3,300	6,600	1,000	100,423

(1)	The grant date of all awards is the date of the Board of Directors action in which such award is approved.

(2)	Represents awards granted to Mr. Erickson, Mr. Moug, Mr. Koeck and Ms. Kommer under the Executive Annual Incentive Plan. The awards are contingent upon Otter Tail Corporation reaching performance targets in four categories of performance: corporate earnings per share, return on equity, cash flow from operations and safety. Each executive is entitled to receive an award in an amount of 25% to 200% of the target for each financial category based upon the performance of Otter Tail Corporation in the category, provided Otter Tail Corporation meets at least the threshold performance level. For the cash flow from operations categories, the threshold corporate earnings per share must be achieved in order for there to be any bonus paid for the category regardless of the cash flow results. The workplace safety measure is paid at 100% if the target is met. This plan and targets are more fully described in the CD&A. The amount actually paid in 2011 is reported under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Represents an incentive award granted to Mr. C. MacFarlane as determined on a basis consistent with the plan described in the CD&A. There is one formula-driven measure, utility net income. The second measure is individual performance and is based primarily upon performance against key performance indicators as described in the CD&A. This plan and targets are more fully described in the CD&A. The amount actually paid in 2011 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

Represents an incentive award granted to Mr. Waslaski as determined on a basis consistent with the plan described in the CD&A. There are two formula-driven measures; platform return on invested capital and corporate financial results. The third measure is individual performance and is based upon safety performance and other individual goals. The plan and targets are more fully described in the CD&A. The amount actually paid in 2011 is found under “Bonus” in the Summary Compensation Table.

(3)	Represents grants of performance shares to each of Mr. Erickson, Mr. Moug, Mr. Koeck and Ms. Kommer that vest dependent upon the three year total shareholder return as compared to the total shareholder returns for the companies comprising the EEI Index. The awards of performance shares are more fully described in the CD&A.

(4)	Represents restricted stock grants to Mr. Moug, Mr. C. MacFarlane, Mr. Koeck, and Ms. Kommer that vest ratably on April 8, 2012, April 8, 2013, April 8, 2014 and April 8, 2015 provided they are employed by Otter Tail Corporation on those dates. Mr. Erickson’s grants vest on the same schedule, but are not subject to continued employment. The executive officers have voting and dividend rights in the restricted shares. Represents restricted stock unit grant to Mr. Waslaski that vests on April 8, 2015, provided he is employed by Otter Tail Corporation on that date.

(5)	The amounts shown represent the aggregate grant-date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. Because the amounts indicated include the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain share price benchmarks as compared to peers and described in the CD&A, the amount may not reflect the value actually provided to the executive officers. For Mr. Erickson, the performance shares vested on the termination date of his employment, December 15, 2011. See the CD&A for a more detailed description.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the total outstanding equity awards as of December 31, 2011 for the Named Executive Officers.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Edward J. McIntyre						7,750	170,655
John D. Erickson						21,100	464,622
Kevin G. Moug						8,825	194,327	5,650 5,450	124,413 120,009
Charles S. MacFarlane[3]	3,000 3,000			26.50 24.93	12-Apr-14 11-Apr-15	24,575	541,142
George A. Koeck						6,750	148,635	4,300 4,150	94,686 91,383
Shane N. Waslaski[4]						11,400	251,028
Michelle L. Kommer[5]						2,800	61,656	2,000 1,650	44,040 36,333

(1)	The unvested shares of restricted stock for Mr. Erickson, Mr. Moug, Mr. C. MacFarlane, Mr. Koeck, and Ms. Kommer vest ratably on April 8, 2012, April 8, 2013, April 8, 2014 and April 8, 2015. Mr. McIntyre’s restricted stock was awarded as a director and is also shown in the Director Compensation Table.

(2)	The unvested performance shares for Mr. Moug, Mr. Koeck, and Ms. Kommer are reported at threshold as determined by rule. The actual number of shares paid, which may range from zero to maximum, shall be determined by the Compensation Committee after it determines whether the performance goals have been met at the conclusion of 2012 and 2013. This typically occurs in February of each year.

(3)	The restricted stock units of Mr. C. MacFarlane vest on April 8, 2012 and April 8, 2013.

(4)	The restricted stock units of Mr. Waslaski vest on April 8, 2012, April 8, 2013, April 8, 2014 and April 8, 2015.

(5)	The restricted stock units of Ms. Kommer vest on April 8, 2012 and April 8, 2013.

Option Exercises and Stock Vested in Last Fiscal Year

The following table provides information on option exercises and stock vested in 2011 related to the Named Executive Officers and the resulting value realized.

Option Exercises & Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Edward J. McIntyre			2,775	63,353
John D. Erickson			96,350	2,054,947
Kevin G. Moug			3,375	77,051
Charles S. MacFarlane			5,825	132,985
George A. Koeck			2,600	59,358
Shane N. Waslaski			600	13,698
Michelle L. Kommer			275	6,278

(1)	The value realized on the vesting of stock awards is the fair market value of Otter Tail Corporation’s common shares at the time of vesting. The fair market value as used in this table is the average of the high and low price of Otter Tail Corporation’s common shares on the date of exercise or vesting.

Mr. McIntyre’s restricted stock was awarded as a director and is also shown in the Director Compensation Table.

Under the terms of Mr. Erickson’s employment agreement, in connection with the termination date of his employment December 15, 2011, he received the targeted number of Otter Tail Corporation common shares for the performance awards granted to him in 2009, 2010 and 2011, or 88,300 shares, valued at the average of the high and low price of Otter Tail Corporation’s common shares on December 14, 2011 of $21.191 per share, for a total value of $1,871,165.

Pension and Supplemental Retirement Plans

The Pension Plan is a tax-qualified defined benefit pension plan. Employees of Otter Tail Corporation and non-union employees of Otter Tail Power Company hired prior to September 1, 2006, and union employees of Otter Tail Power Company are eligible to participate in the Pension Plan. Benefits for Mr. Erickson, Mr. Moug, and Mr. Koeck are determined by multiplying 37% of final average earnings (as defined in the Plan) by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. For these executive officers, final average earnings is determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant’s retirement which produces the highest average salary. In addition, for each year of benefit accrued service earned in excess of 30 years, the executive’s benefit shall increase by 1% up to a maximum of 110% of the benefit. For Mr. C. MacFarlane, the benefit is determined by multiplying 38% of his final average earnings by a fraction the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. Final average earnings for Mr. C. MacFarlane is determined by using the 30 consecutive months out of the last 10 years prior to the participant’s retirement that produces the highest average salary. A full pension benefit is paid if the executive officer retires after he or she reaches age 62. If the executive officer commences payment prior to age 62, there is a reduction in pension benefit on a scale beginning at 5% at age 61 and ending at 39% at age 55, the earliest age at which the pension benefit may be received. The Plan does not provide for a lump sum distribution. The Plan does not contemplate, nor have there been granted, additional years of credited service.

Mr. McIntyre, Mr. Waslaski and Ms. Kommer do not participate in the Pension Plan.

Each of the Named Executive Officers, except for Mr. McIntyre, Mr. Waslaski and Ms. Kommer, participates in the ESSRP. Participation in the ESSRP is determined by the Board of Directors. Mr. Erickson and Mr. Koeck will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 70% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided the amount of this benefit will not increase after December 31, 2010. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings under the ESSRP is the average of the participant’s total cash payments (base pay and bonus) paid to the participant during the highest consecutive 42 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefits limit, and offset by the participant’s benefit from the tax-qualified defined benefit Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

Mr. Moug and Mr. C. MacFarlane will receive retirement benefits under the ESSRP equal to the greater of the following:

(1)	A benefit equal to 65% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan; provided that the amount of this benefit will not increase after December 31, 2010. The benefit amount accrues over a 15 year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary, or for such longer period of time as the participant lives. Final average earnings for Mr. Moug is defined in the same manner as for Mr. Erickson and Mr. Koeck. Final average earnings for Mr. C. MacFarlane is defined as the average of the total cash payments (base pay and bonus) paid to the participant during the highest consecutive 30 months in the 10 years prior to the date as of which final average earnings is determined.

(2)	The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefit limits, and offset by the participant’s benefit from the tax-qualified defined Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit.

The executive officers are all vested in their benefits under the ESSRP. Mr. Moug and Mr. Koeck were granted an additional 5 and 3.6 years of service, respectively, under the ESSRP as of January 1, 2005. These increases were designed to more equitably apply the reduction in benefits caused by the January 1, 2005 Amendment to the ESSRP. The ESSRP does not provide for a lump sum distribution.

If an executive officer under the ESSRP dies while employed by Otter Tail Corporation, Otter Tail Corporation will pay the participant’s beneficiary an amount equal to four times the participant’s annual salary and bonus at the time of death. If an executive officer under the ESSRP dies after retirement or dies after termination for other reasons with a vested benefit, Otter Tail Corporation will pay the participant’s beneficiary a lesser amount, depending upon the executive officer’s age at death and his or her vested percentage.

If an executive officer retires prior to age 62 or terminates employment prior to retirement, with a vested benefit in the ESSRP, the executive officer will receive a reduced benefit amount. If a participant dies while still employed, his or her beneficiary will receive the actuarial equivalent of the participant’s benefit in 15 annual installments. Upon a change in control (as defined in the ESSRP), or in the event of the death of the executive officer while actively employed by Otter Tail Corporation, the executive officer becomes 100% vested in his or her accrued benefit. In the event of disability, years of credited service and years of participation continue to accrue under the ESSRP until such time as payments under Otter Tail Corporation’s long-term disability plan end. The Board of Directors has the right to amend, suspend or terminate the ESSRP, but no such action can reduce the benefits already accrued.

The following table summarizes the number of years of credited service and present accumulated value of the pension benefits for the Named Executive Officers under the Otter Tail Corporation Pension Plan and ESSRP, except for Mr. McIntyre, Mr. Waslaski and Ms. Kommer, who do not participate in the plans.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
Edward J. McIntyre	Pension Plan ESSRP	— —	— —	— —
John D. Erickson	Pension Plan ESSRP	31.46 16.00	990,304 3,310,283	— —
Kevin G. Moug[2]	Pension Plan ESSRP	10.00 14.00	310,973 1,893,163	— —
Charles S. MacFarlane	Pension Plan ESSRP	10.08 9.00	236,298 941,862	— —
George A. Koeck[3]	Pension Plan ESSRP	12.33 14.60	529,868 2,132,097	— —
Shane N. Waslaski	Pension Plan ESSRP	— —	— —	— —
Michelle L. Kommer	Pension Plan ESSRP	— —	— —	— —

(1)	The present value of the accumulated benefit is calculated in accordance with FASB ASC Topic 715. See Note 12 to the consolidated financial statements in the 2011 Annual Report on Form 10-K of Otter Tail Corporation for the policy and assumptions made in the valuation of this accumulated benefit.

(2)	Includes 5 years of additional credited service which results in an additional accumulated benefit at present value of $836,213.

(3)	Includes 3.6 years of additional credited service which results in an additional accumulated benefit at present value of $509,334.

Non-Qualified Deferred Compensation

The following table presents information on non-qualified deferred compensation for the Named Executive Officers.

Non-Qualified Deferred Compensation1

Name	Executive Contributions in Last FY ($)[2]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)[3]
Edward J. McIntyre[4]	—	—	—	—	—
John D. Erickson	—	—	9,163	—	622,917
Kevin G. Moug	10,673	—	13,548	—	283,908
Charles S. MacFarlane	79,200	—	(23,667)	—	608,767
George A. Koeck	—	—	—	—	—
Shane N. Waslaski	—	—	—	—	—
Michelle L. Kommer	6,000	—	(484)	—	11,730

(1)	The terms of Otter Tail Corporation’s non-qualified deferred compensation plan are described in the CD&A.

(2)	The amounts reported in the Executive Contributions column are also reported as compensation to the Named Executive Officers in the Summary Compensation Table while the amounts in the Aggregate Earnings column are not.

(3)	The amounts related to Executive Contributions reported in this column were previously reported in Summary Compensation Tables of Otter Tail Corporation, while the amounts related to Aggregate Earnings were not.

(4)	Mr. McIntyre was appointed as interim President and CEO after the enrollment period for the Non-Qualified Plan and, therefore, was not a participant for the 2011 plan year.

Potential Termination Payments Upon a Change in Control

Otter Tail Corporation has entered into change in control severance agreements (the “Severance Agreements”) with Mr. Moug, Mr. Koeck and Ms. Kommer. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, Otter Tail Corporation terminates the executive officer’s employment without Cause or the executive officer terminates his or her employment for Good Reason. Such payments and benefits include: (i) severance pay equal to two times the sum of the executive officer’s salary (at the highest annual rate in effect during the two years prior to the termination) and average annual bonus (for the two years prior to the termination); (ii) two years of continued life, health, and disability insurance; (iii) the payment of legal fees and expenses relating to the termination; and (iv) the termination of any noncompetition arrangement between Otter Tail Corporation and the executive officer. Under the Severance Agreements, “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to Otter Tail Corporation; “Good Reason” is defined to include a material change in the employee’s responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of Otter Tail Corporation, a proxy fight or contested election which results in Continuing Directors (as defined in the Agreements) not constituting a majority of Otter Tail Corporation’s Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control. On February 24, 2012, Otter Tail Corporation entered into Severance Agreements on the same terms with Mr. McIntyre, Mr. Waslaski and Mr. C. MacFarlane. Prior to February 24, 2012, Mr. Waslaski and Otter Tail Corporation were parties to a severance agreement under which Mr. Waslaski was entitled to 200% of his then annual salary plus COBRA continuation costs for health insurance for 18 months upon a change in control or upon a termination without cause.

Potential Termination Payments due Outside a Change in Control

Otter Tail Corporation has entered into employment agreements (the “Employment Agreements”) with Mr. Moug, Mr. Koeck and Ms. Kommer. The Employment Agreements provide that if Otter Tail Corporation terminates the employment of one of the executive officers for Cause or if one of the executive officers terminates the employment relationship without Good Reason (as defined in the Employment Agreements) that the executive officer shall receive base pay and benefits through the date of termination. Alternatively, if Otter Tail Corporation terminates the employment of one of the executive officers for any other reason, or if one of the executive officers terminates the employment relationship for Good Reason, Otter Tail Corporation shall pay a severance payment equal to 1.5 times the sum of the executive officer’s base pay plus his or her most recent annual cash incentive payment in full satisfaction of Otter Tail Corporation’s obligations to the executive officer. On February 24, 2012, Otter Tail Corporation entered into Employment Agreements on the same terms with Mr. Waslaski and Mr. C. MacFarlane. Prior to February 24, 2012, Mr. Waslaski and Otter Tail Corporation were parties to a severance agreement under which Mr. Waslaski was entitled to 200% of his then annual salary plus COBRA continuation costs for health insurance for 18 months upon a change in control or upon a termination without cause.

The following table presents information regarding potential payments pursuant to the agreements described above and the 1999 Stock Incentive Plan upon termination or change in control for each of the executive officers named below assuming the event took place on December 31, 2011. Potential payments are not provided for Mr. Erickson due to his resignation effective December 15, 2011. Amounts paid to Mr. Erickson pursuant to his employment agreement in connection with his termination are set forth in the Summary Compensation Table in this Proxy Statement.

Summary Of Termination Provisions1

	No Change in Control			Change in Control
	For Cause ($)	Death/Disability ($)	Without Cause ($)	($)
Edward J. McIntyre[2]	—	—	—	170,655
Kevin G. Moug[3]	—	488,844	1,031,844	1,748,639
Charles S. MacFarlane[4]	—	—	—	428,722
George A. Koeck[5]	—	372,138	840,138	1,281,546
Shane N. Waslaski[6]	—	—	691,089	691,089
Michelle L. Kommer[7]	—	160,746	460,746	657,674

(1)	For purposes of these calculations, the price per share is the closing price of Otter Tail Corporation’s common shares on December 31, 2011.

(2)	For Mr. McIntyre, upon a Change in Control consists of restricted stock vesting in the amount of $170,655. Mr. McIntyre entered into a change in control severance agreement with Otter Tail Corporation on February 24, 2012, the terms of which are described above under “Potential Termination Payments Upon a Change in Control.”

(3)	For Mr. Moug, Death/Disability consists of performance shares vesting at target in the amount of $488,844; Without Cause consists of performance shares vesting at target in the amount of $488,844 and severance in the amount of $543,000; Upon a Change in Control consists of performance shares vesting at target in the amount of $488,844, severance in the amount of $858,800 restricted stock vesting in the amount of $194,326, three additional years of credited service under the ESSRP in the amount of $167,243, and a health benefit in the amount of $39,426.

(4)	For Mr. C. MacFarlane, upon a change in control consists of three additional years of service under the ESSRP in the amount of $428,722. Mr. C. MacFarlane entered into a severance agreement and an employment agreement on February 24, 2012, the terms of which are described above under “Potential Termination Payments Upon a Change in Control” and “Potential Termination Payments due Outside a Change in Control.”

(5)	For Mr. Koeck, Death/Disability consists of performance shares vesting at target in the amount of $372,138; Without Cause consists of performance shares vesting at target in the amount of $372,138, and severance in the amount of $468,000; Upon a Change in Control consists of performance shares vesting at target in the amount of $372,138, severance in the amount of $719,667, restricted stock vesting in the amount of $148,635, and a health benefit in the amount of $41,106.

(6)	For Mr. Waslaski, Without Cause consists of severance in the amount of $660,000 and benefits in the amount of $31,089; Upon a Change in Control consists of severance in the amount of $660,000 and benefits in the amount of $31,089. Mr. Waslaski entered into a severance agreement and employment agreement on February 24, 2012, the terms of which are described above under “Potential Termination Payments Upon a Change in Control” and “Potential Termination Payments due Outside a Change in Control.”

(7)

For Ms. Kommer, Death/Disability consists of performance shares vesting at target in the amount of $160,746; Without Cause consists of performance shares vesting at target in the amount of $160,746, and severance in the amount of $300,000; Upon a Change in Control consists of performance shares vesting at target in the amount of $160,746, severance in the amount of $422,500, restricted stock vesting in the amount of $40,186, and a health benefit in the amount of $34,242.

Compensation Policies and Risk

Otter Tail Corporation believes that its compensation policies and practices for its employees are such that they are not likely to create risk that would have a material adverse effect on Otter Tail Corporation. As described in this Proxy Statement, the executive officers of Otter Tail Corporation are paid two forms of incentive compensation. Short-term incentives are measured against corporate earnings per share, corporate return on equity, cash flow from operations and an objective workplace safety standard. These measures are transparent, subject to review and recoupment policy, and verified by audit. Otter Tail Corporation’s long-term incentives are based upon stock performance, and again, are transparent and subject to review and recoupment policy. In short, Otter Tail Corporation believes there is little room for manipulation and a relatively low level of risk. To the extent that incentive compensation is utilized for other employees at Otter Tail Corporation, consistent practices are followed. Otter Tail Corporation’s disclosure in this Proxy Statement was considered and discussed first by the executive team, including its Senior Vice President of Human Resources, and then by the Compensation Committee and the Board of Directors.

Proposal to Amend the 1999 Employee Stock Purchase Plan

General

The 1999 Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by the Board of Directors on December 14, 1998 and approved by the shareholders on April 12, 1999. On February 6, 2006, the Board of Directors adopted an amendment to the Purchase Plan to increase the number of common shares available to 900,000 and on April 10, 2006, the shareholders approved that amendment. Under the Purchase Plan, employees of Otter Tail Corporation and certain of its subsidiaries can purchase up to an aggregate of 2,000 common shares at a discount at the end of any purchase period. As of January 1, 2012, approximately 73,000 common shares remained available for purchase under the Purchase Plan. Consequently, on December 16, 2011, the Board of Directors adopted an amendment to the Purchase Plan increasing the number of common shares available under the Purchase Plan by 500,000 common shares to a total of 1,400,000 common shares and making certain other changes to update references in the Purchase Plan, subject to approval by the shareholders at the annual meeting.

A copy of the Purchase Plan is attached as Exhibit A to this Proxy Statement, and the amended language is highlighted by bold, underlined text. The following summary of the Purchase Plan is qualified in its entirety by reference to the full text of the Purchase Plan.

Summary of the Purchase Plan

Purpose. The purpose of the Purchase Plan is to provide employees of Otter Tail Corporation and certain of its subsidiaries with an opportunity to share in the ownership of Otter Tail Corporation by providing them with a convenient means for regular and systematic purchases of common shares and, thus, to develop a stronger incentive to work for the continued success of Otter Tail Corporation.

Administration. The Compensation Committee has been designated by the Board of Directors to administer the Purchase Plan. The Compensation Committee has full authority to interpret the Purchase Plan and establish rules and regulations for the administration of the Purchase Plan. The Board of Directors may exercise the Compensation Committee’s powers and duties under the Purchase Plan.

Share Purchases. The Purchase Plan permits common shares to be sold to participating employees on the last business day of any purchase period at a price not less than the lesser of (i) 85% of the fair market value of common shares on the first business day of the purchase period or (ii) 85% of the fair market value of common shares on the last business day of each purchase period. The price of common shares to be sold under the Purchase Plan will be established by the Compensation Committee prior to the beginning of a purchase period. Currently, each six-month purchase period begins on January 1 and July 1 of each year and ends on the last business day in June and December of each year. For the purchase period beginning January 1, 2012, the Compensation Committee has determined that the purchase price will be 85% of the fair market value of common shares on the last business day of the purchase period.

Eligibility. Any employee of Otter Tail Corporation or any designated subsidiary (other than any employee whose customary employment is less than 20 hours per week) is eligible to participate in the Purchase Plan. As of December 31, 2011, there were approximately 3,447 persons who were eligible as a class to participate in the Purchase Plan.

Number of Shares. The proposed amendment to the Purchase Plan will increase the number of common shares available for purchase by 500,000 common shares to a total of 1,400,000 common shares. The number of common shares available for purchase under the Purchase Plan is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Articles of Incorporation, reverse stock split, merger, consolidation or other similar changes in the corporate structure or stock of Otter Tail Corporation. The common shares to be sold under the Purchase Plan may be authorized but unissued shares or shares acquired in the open market or otherwise.

No participant may purchase (i) more than 2,000 shares under the Purchase Plan for a given purchase period or (ii) shares having a fair market value (determined at the beginning of each purchase period) exceeding $25,000 under the Purchase Plan and all other employee stock purchase plans (if any) for any calendar year.

The closing price of Otter Tail Corporation’s common shares on February 15, 2012, as reported by the NASDAQ Stock Market, was $21.45 per share.

Certain Terms and Conditions. Participating employees may direct Otter Tail Corporation to make payroll deductions of any multiple of $10 (but not less than $10 or more than $2,000) of their current, regular compensation (excluding annual bonuses and all other forms of special compensation) for each pay period during the purchase period, subject to such other limitations as the Compensation Committee in its sole discretion may impose. Participating employees may withdraw from the Purchase Plan at any time (although no employee may enroll again after a withdrawal until commencement of the next purchase period). Upon a participant’s termination of employment with Otter Tail Corporation or a designated subsidiary for any reason, participation in the Purchase Plan will cease. In the event of termination due to death, the participant’s estate may elect to have the balance of the participant’s share purchase account paid, in cash, to the participant’s estate or a designated beneficiary within 30 days after the end of the purchase period during which such termination occurred. In the event of any other termination other than termination due to normal or early retirement, the balance of the participant’s share purchase account will be paid, in cash, to the participant within 30 days after such termination. Generally, the consideration to be received by Otter Tail Corporation from the participant for the right to participate in the Purchase Plan will be the participant’s past, present or expected future contributions to Otter Tail Corporation or the designated subsidiary.

Except as the Compensation Committee otherwise permits, prior to the second anniversary of the beginning of any purchase period, the common shares purchased at the end of such purchase period under the Purchase Plan will not be transferable other than by will or by the laws of descent and distribution. All shares purchased under the Purchase Plan will initially be held in the Purchase Plan.

While shares are held in the Purchase Plan, any cash dividends shall be automatically reinvested in common shares. Stock certificates or DRS advices representing the common shares purchased under the Purchase Plan will be delivered upon request at any time after the second anniversary of the beginning of the purchase period.

Duration, Termination and Amendment. Unless earlier discontinued or terminated by the Board of Directors, the Purchase Plan shall automatically terminate when all of the common shares issuable under the Purchase Plan have been sold. The Purchase Plan permits the Board of Directors to amend or discontinue the Purchase Plan at any time, except that prior shareholder approval will be required for any amendment to the Purchase Plan that requires shareholder approval under the rules or regulations of the NASDAQ Stock Market or any securities exchange that are applicable to Otter Tail Corporation.

Federal Income Tax Matters

The following is a summary of the U.S. federal income tax aspects of the stock purchase rights that may be granted under the Purchase Plan as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

The Purchase Plan, and the right of participants to make purchases of common shares pursuant to the Purchase Plan, are intended to be eligible for the favorable tax treatment provided by Sections 421 and 423 of the Internal Revenue Code. The amounts of payroll deductions under the Purchase Plan will be taxable to a participant as compensation for the year in which such amounts otherwise would have been paid to the participant. A participant will realize no income upon the grant of the stock purchase rights or upon the purchase of common shares under the Purchase Plan, and Otter Tail Corporation will not be entitled to any deduction at the time of grant of the rights or purchase of the shares.

The amount of a participant’s tax liability upon disposition of the shares acquired will depend on whether or not the participant meets certain conditions summarized below. If the participant:

•	does not dispose of the shares purchased within two years after grant of the stock purchase right and within one year after purchase; and

•	is an employee of Otter Tail Corporation or its subsidiaries at all times during the period beginning with the date he or she becomes a participant and ending three months before acquiring the shares, then, upon disposition of shares acquired after satisfying the prescribed holding period, Otter Tail Corporation will receive no deduction upon the disposition of the shares, and the participant:

•

will recognize ordinary income on the lesser of (a) the participant’s gain on the sale or (b) the purchase price discount under the Purchase Plan, computed as if the right to purchase was exercised on the first business day of the purchase period; and

•	will recognize long-term capital gain (or loss) on the difference between the sale price and the sum of the purchase price and any ordinary income recognized on the disposition.

However, consequences for both Otter Tail Corporation and the participant would differ if the participant did not satisfy the prescribed holding period.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2011 about the Company’s common stock that may be issued under all of its equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1999 Stock Incentive Plan	354,625(1)	$12.58	1,063,564(2)
1999 Employee Stock Purchase Plan	—	N/A	73,029(3)
Equity compensation plans not approved by security holders	—	—	—
Total	354,625	$12.58	1,136,593

(1)	Includes 45,000, and 47,800 performance based share awards made in 2011 and 2010, respectively, 73,815 restricted stock units outstanding as of December 31, 2011, and 31,613 phantom shares as part of the deferred director compensation program, 156,397 outstanding options as of December 31, 2011 and excludes 89,118 shares of restricted stock issued under the 1999 Stock Incentive Plan.

(2)	The 1999 Stock Incentive Plan provides for the issuance of any shares available under the plan in the form of restricted stock, performance awards and other types of stock-based awards, in addition to the granting of options, warrants or stock appreciation rights.

(3)	Shares are issued based on employee’s election to participate in the plan.

Awards Under the Purchase Plan

Because participation and purchases under the Purchase Plan are subject to the discretion of eligible participants, the future shares that may be purchased for the accounts of eligible participants under the Purchase Plan cannot be determined at this time. Since its adoption common shares were purchased under the Purchase Plan for the accounts of the following individuals: (i) Mr. McIntyre, 0 shares; (ii) Mr. Erickson, 8,321 shares; (iii) Mr. Moug, 650 shares; (iv) Mr. Koeck, 0 shares; (v) Mr. Waslaski, 344 shares; (vi) Mr. C. MacFarlane, 11,517 shares; (vii) Ms. Kommer, 46 shares; (viii) all current executive officers as a group, 20,878 shares; (ix) all current directors who are not executive officers as a group 0, shares; and (x) all other employees as a group, 803,015 shares.

Board Recommendation and Shareholder Vote Required

An affirmative vote of a majority of the common shares present and entitled to vote with respect to the proposal to amend the Purchase Plan is required for approval. The Board of Directors recommends a vote FOR the proposal to amend the Purchase Plan.

Report of Audit Committee

The Audit Committee of Otter Tail Corporation’s Board of Directors is composed of five independent Directors (as defined by the NASDAQ Listing Standards), and operates under a written charter adopted by the Board of Directors. The Audit Committee retains and supervises Otter Tail Corporation’s independent registered public accounting firm, currently Deloitte & Touche LLP.

Management is responsible for Otter Tail Corporation’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Otter Tail Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Otter Tail Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in rule 3200T. Otter Tail Corporation’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the consolidated financial statements and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

Nathan I. Partain, Chair

Karen M. Bohn

Mark W. Olson

Gary J. Spies

James B. Stake

Ratification of Independent Registered

Public Accounting Firm

At the Annual Meeting of Shareholders, the Board of Directors will propose that shareholders ratify the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of Otter Tail Corporation for 2012. This firm has no direct or indirect financial interest in Otter Tail Corporation.

The Audit Committee of Otter Tail Corporation’s Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for 2012. Shareholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Otter Tail Corporation and its shareholders.

A partner of the independent registered public accounting firm of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so. An affirmative vote of a majority of the common shares present and entitled to vote with respect to the ratification of the independent registered public accounting firm is required for ratification. Proxies, unless otherwise directed thereon, will be voted in favor of this proposal. The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2012.

Fees

Aggregate fees that Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) billed to Otter Tail Corporation for 2011 and 2010 are as follows.

Fees for Professional Services

	2011		2010
Total Audit Fees	$1,130,000	(a)	$1,056,496	(b)
Audit-Related Fees	31,200	(c)	204,267	(d)

Total Audit and Audit-Related Fees	1,161,200		1,260,763
Tax Fees	333,820	(e)	361,729	(f)
Other Fees	2,000	(g)	2,000	(g)

Total Fees Paid to Deloitte Entities	$1,497,020		$1,624,492

(a)	2011 audit fees, per engagement letter, of $1,000,000, plus $50,000 for additional audit work required as part of the audit, and estimated expenses for the 2011 audit of $80,000.

(b)	2010 audit fees, per engagement letter, of $1,000,000 and actual expenses for the 2010 audit of $56,496.

(c)	2011 fees of $23,000 for agreed upon procedures related to Otter Tail Power Company’s CapX 2020 Transmission Project and $8,200 for accounting consultation related to Otter Tail Power Company’s draft coal contract.

(d)	2010 fees of $25,000 for the statutory audit of Otter Tail Assurance Limited and $165,000 for the stand alone audit of Idaho Pacific Holdings, Inc. and expenses for the stand alone audit of $14,267.

(e)	Includes fees for tax planning in the amount of $37,960, tax advice in the amount of $174,521, and tax compliance in the amount of $121,339.

(f)	Includes fees for tax planning in the amount of $63,015, tax advice in the amount of $149,832, and tax compliance in the amount of $148,882.

(g)	Fees related to use of Deloitte’s Accounting Research Tool.

Pre-Approval of Audit/Non-Audit Services Policy

Otter Tail Corporation’s Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. The independent registered public accounting firm has reviewed this policy and believes that implementation of the policy will not adversely affect the firm’s independence.

Four categories of services have been defined by Otter Tail Corporation within the policy to provide a consistent framework for assessment, decision-making, approval and reporting. The following is a summary of the key provisions of the policy.

Audit services are specified services directly related to performing the independent audit of Otter Tail Corporation and its subsidiaries. The independent registered public accounting firm will submit to the Audit Committee for pre-approval the scope and estimated fees associated with the current year audit at the August Audit Committee meeting.

Audit-related services are specified services that are related extensions of audit services and are logically performed by the independent registered public accounting firm. Additional services exceeding the specified pre-approved limits require specific Audit Committee approval.

Tax services are specified services related to tax matters. Using the independent registered public accounting firm for these matters creates efficiencies, minimizes disruption, or preserves confidentiality. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

Other services include (a) “synergistic” services for which utilizing the independent registered public accounting firm creates efficiencies, minimizes disruption, or preserves confidentiality, or (b) “unique qualifications” services for which management has determined that the independent registered public accounting firm possesses unique or superior qualifications to provide the services. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

“Restricted” non-audit services include nine specific restricted services outlined in the SEC’s rule on auditor independence. These services are not to be performed by the independent registered public accounting firm.

During 2010 and 2011, all of the services provided by Deloitte Entities for the services described above under audit fees, audit-related fees, tax fees, and all other fees were pre-approved by the Audit Committee consistent with this procedure.

Policy and Procedures Regarding Transactions with Related Persons

The Board of Directors of Otter Tail Corporation has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving, or ratifying transactions with “Related Persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “Related Person” includes any of the directors or executive officers of Otter Tail Corporation, certain shareholders, and their immediate families. The policy applies to transactions in which Otter Tail Corporation is a participant and a Related Person will have a direct or indirect material interest, and where the amount involved exceeds $120,000. Under the policy, management of Otter Tail Corporation is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve, or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to Otter Tail Corporation than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of Policy and Procedures Regarding Transactions with Related Persons can be found at www.ottertail.com.

Shareholder Proposals for 2013 Annual Meeting

Any holder of common shares of Otter Tail Corporation who intends to present a proposal which may properly be acted upon at the 2013 Annual Meeting of Shareholders of Otter Tail Corporation must submit such proposal to Otter Tail Corporation so that it is received at Otter Tail Corporation’s executive offices at 4334 18th Avenue SW, Suite 200, Box 9156, Fargo, North Dakota 58106-9156, on or before December 17, 2012, for inclusion in Otter Tail Corporation’s Proxy Statement and form of Proxy relating to that meeting.

If a holder of common shares wishes to present a proposal at the 2013 Annual Meeting of Shareholders, but does not wish to include it in the Proxy Statement and form of Proxy relating to that meeting, or wishes to nominate a candidate for Director, the holder must submit notice of the proposal or nomination in accordance with the procedures provided in the Otter Tail Corporation Bylaws to Otter Tail Corporation’s executive offices on or before January 17, 2013 in order for the proposal to be considered timely.

Other Business

As of the date hereof, the Board of Directors of Otter Tail Corporation is aware of no other proposals to be presented to the Annual Meeting, in addition to the items described above. If any other matters properly come before the Annual Meeting, the proxies will vote thereon at their discretion.

A copy of Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, including financial statements and schedules thereto, filed with the SEC, is available without charge to shareholders. Address written requests to:

Corporate Secretary Otter Tail Corporation Box 9156 Fargo, ND 58106-9156

Exhibit A

OTTER TAIL CORPORATION

1999 EMPLOYEE STOCK PURCHASE PLAN

(amended April 10, 2006 and April     , 2012)

ARTICLE I. INTRODUCTION

Section 1.01 Purpose. The purpose of the Plan is to provide employees of the Company and certain related corporations with an opportunity to share in the ownership of the Company by providing them with a convenient means for regular and systematic purchases of Common Stock and, thus, to develop a stronger incentive to work for the continued success of the Company.

Section 1.02 Rules of Interpretation. It is intended that the Plan be an “employee stock purchase plan” as defined in Section 423(b) of the Code and Treasury Regulations promulgated thereunder. Accordingly, the Plan shall be interpreted and administered in a manner consistent therewith if so approved. All Participants in the Plan will have the same rights and privileges consistent with the provisions of the Plan.

Section 1.03 Definitions. For purposes of the Plan, the following terms will have the meanings set forth below:

(a) “Acceleration Date” means the earlier of the date of shareholder approval or approval by the Company’s Board of Directors of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders of the Company immediately prior to the merger have substantially the same proportionate ownership of stock in the surviving corporation immediately after the merger; (ii) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iii) any plan of liquidation or dissolution of the Company.

(b) “Affiliate” means any subsidiary corporation of the Company, as defined in Section 424(f) of the Code, whether now or hereafter acquired or established.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the committee described in Section 10.01 of the Plan.

(e) “Common Stock” means the Company’s Common Shares, $5 par value per share, as such stock may be adjusted for changes in the stock or the Company as contemplated by Article XI of the Plan.

(f) “Company” means Otter Tail Corporation, a Minnesota corporation, and its successors by merger or consolidation as contemplated by Section 11.02 of the Plan.

(g) “Current Compensation” means all regular wage, salary and commission payments paid by the Company to a Participant in accordance with the terms of his or her employment, but excluding annual bonus payments and all other forms of special compensation.

(h) “Fair Market Value” as of a given date means the fair market value of the Common Stock determined by such methods or procedures as shall be established from time to time by the Committee, but shall not be less than, if the Common Stock is then quoted on the NASDAQ Stock Market, the average of the high and low sales price as reported on the NASDAQ Stock Market on such date or, if the NASDAQ Stock Market is not open for trading on such date, on the most recent preceding date when it is open for trading. If on a given date the Common Stock is not traded on an established securities market, the Committee shall make a good faith attempt to satisfy the requirements of this Section 1.03(h) and in connection therewith shall take such action as it deems necessary or advisable.

(i) “Participant” means a Regular Employee who is eligible to participate in the Plan under Section 2.01 of the Plan and who has elected to participate in the Plan.

(j) “Participating Affiliate” means an Affiliate which has been designated by the Committee in advance of the Purchase Period in question as a corporation whose eligible Regular Employees may participate in the Plan.

(k) “Plan” means the Otter Tail Corporation 1999 Employee Stock Purchase Plan, as it may be amended, the provisions of which are set forth herein.

(l) “Purchase Period” means the period beginning on May 1, 1999 and ending on the last business day in December, 1999 and thereafter each approximate six month period beginning on January 1st and July 1st of each year and ending on the last business day in June and December of each year; provided, however, that the then current Purchase Period will end upon the occurrence of an Acceleration Date.

(m) “Regular Employee” means an employee of the Company or a Participating Affiliate as of the first day of a Purchase Period, including an officer or director who is also an employee, but excluding an employee whose customary employment is less than 20 hours per week.

(n) “Stock Purchase Account” means the account maintained on the books and records of the Company recording the amount received from each Participant through payroll deductions made under the Plan.

ARTICLE II. ELIGIBILITY AND PARTICIPATION

Section 2.01 Eligible Employees. All Regular Employees shall be eligible to participate in the Plan beginning on the first day of the first Purchase Period to commence after such person becomes a Regular Employee. Subject to the provisions of Article VI of the Plan, each such employee will continue to be eligible to participate in the Plan so long as he or she remains a Regular Employee.

Section 2.02 Election to Participate. An eligible Regular Employee may elect to participate in the Plan for a given Purchase Period by filing with the Company, in advance of that Purchase Period and in accordance with such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company for such purpose (which authorizes regular payroll deductions from Current Compensation that continue until the employee withdraws from the Plan or ceases to be eligible to participate in the Plan).

Section 2.03 Limits on Stock Purchase. No employee shall be granted any right to purchase Common Stock hereunder if such employee, immediately after such a right to purchase is granted, would own, directly or indirectly, within the meaning of Section 423(b)(3) and Section 424(d) of the Code, Common Stock possessing 5% or more of the total combined voting power or value of all the classes of the capital stock of the Company or of all Affiliates.

Section 2.04 Voluntary Participation. Participation in the Plan on the part of a Participant is voluntary and such participation is not a condition of employment nor does participation in the Plan entitle a Participant to be retained as an employee.

ARTICLE III. PAYROLL DEDUCTIONS AND STOCK PURCHASE ACCOUNT

Section 3.01 Deduction from Pay. The form described in Section 2.02 of the Plan will permit a Participant to elect payroll deductions of any multiple of $10 but not less than $10 or more than $2,000 per month of such Participant’s Current Compensation during such Purchase Period, subject to such other limitations

2

as the Committee in its sole discretion may impose. A Participant may cease making payroll deductions at any time, subject to such limitations as the Committee in its sole discretion may impose. In the event that during a Purchase Period the entire credit balance in a Participant’s Stock Purchase Account exceeds the product of (a) 85% of the Fair Market Value of the Common Stock on the first business day of that Purchase Period and (b) 2,000 shares, then payroll deductions for such Participant shall automatically cease, and shall resume on the first pay period of the next Purchase Period.

Section 3.02 Credit to Account. Payroll deductions will be credited to the Participant’s Stock Purchase Account on each applicable payday.

Section 3.03 Interest. No interest will be paid on payroll deductions or on any other amount credited to, or on deposit in, a Participant’s Stock Purchase Account.

Section 3.04 Nature of Account. The Stock Purchase Account is established solely for accounting purposes, and all amounts credited to the Stock Purchase Account will remain part of the general assets of the Company or the Participating Affiliate (as the case may be).

Section 3.05 No Additional Contributions. A Participant may not make any payment into the Stock Purchase Account other than the payroll deductions made pursuant to the Plan.

ARTICLE IV. RIGHT TO PURCHASE SHARES

Section 4.01 Number of Shares. Each Participant will have the right to purchase on the last business day of the Purchase Period all, but not less than all, of the number of whole and fractional shares, computed to four decimal places, of Common Stock that can be purchased at the price specified in Section 4.02 of the Plan with the entire credit balance in the Participant’s Stock Purchase Account, subject to the limitations that (a) no more than 2,000 shares of Common Stock may be purchased under the Plan by any one Participant for a given Purchase Period, and (b) in accordance with Section 423(b)(8) of the Code, no more than $25,000 in Fair Market Value (determined at the beginning of each Purchase Period) of Common Stock and other stock may be purchased under the Plan and all other employee stock purchase plans (if any) of the Company and the Affiliates by any one Participant for any calendar year. If the purchases for all Participants for any Purchase Period would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 10.04 of the Plan, each Participant shall be allocated a pro rata portion of the Common Stock to be sold for such Purchase Period.

Section 4.02 Purchase Price. The purchase price for any Purchase Period shall be that price as announced by the Committee prior to the first business day of that Purchase Period, which price may, in the discretion of the Committee, be a price which is not fixed or determinable as of the first business day of that Purchase Period; provided, however, that in no event shall the purchase price for any Purchase Period be less than the lesser of (a) 85% of the Fair Market Value of the Common Stock on the first business day of that Purchase Period or (b) 85% of the Fair Market Value of the Common Stock on the last business day of that Purchase Period, in each case rounded up to the next higher full cent.

ARTICLE V. EXERCISE OF RIGHT

Section 5.01 Purchase of Stock. On the last business day of a Purchase Period, the entire credit balance in each Participant’s Stock Purchase Account will be used to purchase the number of whole shares and fractional shares, computed to four decimal places, of Common Stock purchasable with such amount (subject to the limitations of Section 4.01 of the Plan), unless the Participant has filed with the Company, in advance of that date and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which requests the distribution of the entire credit balance in cash.

3

Section 5.02 Notice of Acceleration Date. The Company shall use its best efforts to notify each Participant in writing at least ten days prior to any Acceleration Date that the then current Purchase Period will end on such Acceleration Date.

ARTICLE VI. WITHDRAWAL FROM PLAN; SALE OF STOCK

Section 6.01 Voluntary Withdrawal. A Participant may, in accordance with such terms and conditions as the Committee in its sole discretion may impose, withdraw from the Plan and cease making payroll deductions by filing with the Company a form provided for this purpose. In such event, the entire credit balance in the Participant’s Stock Purchase Account will be paid to the Participant in cash within 30 days. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the beginning of the next Purchase Period following the date of such withdrawal.

Section 6.02 Death. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon the death of a Participant, no further amounts shall be credited to the Participant’s Stock Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Participant’s death occurred and in accordance with Section 5.01 of the Plan, the entire credit balance in such Participant’s Stock Purchase Account will be used to purchase Common Stock, unless such Participant’s estate has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to have the entire credit balance in such Participant’s Stock Account distributed in cash within 30 days after the end of that Purchase Period or at such earlier time as the Committee in its sole discretion may decide. Each Participant, however, may designate one or more beneficiaries who, upon death, are to receive the Common Stock or the amount that otherwise would have been distributed or paid to the Participant’s estate and may change or revoke any such designation from time to time. No such designation, change or revocation will be effective unless made by the Participant in writing and filed with the Company during the Participant’s lifetime. Unless the Participant has otherwise specified the beneficiary designation, the beneficiary or beneficiaries so designated will become fixed as of the date of the death of the Participant so that, if a beneficiary survives the Participant but dies before the receipt of the payment due such beneficiary, the payment will be made to such beneficiary’s estate.

Section 6.03 Termination of Employment. Subject to such terms and conditions as the Committee in its sole discretion may impose, upon a Participant’s normal or early retirement with the consent of the Company under any pension or retirement plan of the Company or Participating Affiliate, no further amounts shall be credited to the Participant’s Stock Purchase Account. Thereafter, on the last business day of the Purchase Period during which such Participant’s approved retirement occurred and in accordance with Section 5.01 of the Plan, the entire credit balance in such Participant’s Stock Purchase Account will be used to purchase Common Stock, unless such Participant has filed with the Company, in advance of that day and subject to such terms and conditions as the Committee in its sole discretion may impose, a form provided by the Company which elects to receive the entire credit balance in such Participant’s Stock Purchase Account in cash within 30 days after the end of that Purchase Period, provided that such Participant shall have no right to purchase Common Stock in the event that the last day of such a Purchase Period occurs more than three months following the termination of such Participant’s employment with the Company or Participating Affiliate by reason of such an approved retirement. In the event of any other termination of employment (other than death) with the Company or a Participating Affiliate, participation in the Plan will cease on the date the Participant ceases to be a Regular Employee for any reason. In such event, the entire credit balance in such Participant’s Stock Purchase Account will be paid to the Participant in cash within 30 days. For purposes of this Section 6.03, a transfer of employment to any Participating Affiliate or to the Company, or a leave of absence which has been approved by the Committee, will not be deemed a termination of employment as a Regular Employee.

4

ARTICLE VII. NONTRANSFERABILITY

Section 7.01 Nontransferable Right to Purchase. The right to purchase Common Stock hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), except as provided in Section 6.02 of the Plan, and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.

Section 7.02 Nontransferable Account. Except as provided in Section 6.02 of the Plan, the amounts credited to a Stock Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

Section 7.03 Nontransferable Shares. Except as the Committee shall otherwise permit, prior to the second anniversary of the beginning of any Purchase Period, the Common Stock purchased at the end of such Purchase Period by a Participant pursuant to Section 5.01 of the Plan may not be assigned, transferred, pledged, hypothecated or otherwise disposed of in any way other than by will or by the laws of descent and distribution, and any other attempted assignment, transfer, pledge, hypothecation or other disposition of such share or shares will be null and void and without effect.

ARTICLE VIII. COMMON STOCK ISSUANCE AND DIVIDEND REINVESTMENT

Section 8.01 Issuance of Purchased Shares. Promptly after the last day of each Purchase Period and subject to such terms and conditions as the Committee in its sole discretion may impose, the Company will cause the Common Stock then purchased pursuant to Section 5.01 of the Plan to be issued for the benefit of the Participant and held in the Plan pursuant to Section 8.03 of the Plan.

Section 8.02 Completion of Issuance. A Participant shall have no interest in the Common Stock purchased pursuant to Section 5.01 of the Plan until such Common Stock is issued for the benefit of the Participant pursuant to Section 8.03 of the Plan.

Section 8.03 Form of Ownership. The Common Stock issued under Section 8.01 of the Plan will be held in the Plan in the name of the Participant or jointly in the name of the Participant and another person, as the Participant may direct on a form provided by the Company, until such time as stock certificates or DRS advices for such shares of Common Stock are delivered to or for the benefit of the Participant pursuant to Section 8.05 of the Plan.

Section 8.04 Automatic Dividend Reinvestment. Prior to the delivery of stock certificates or DRS advices to or for the benefit of the Participant under Section 8.05 of the Plan, any and all cash dividends paid on full and fractional shares of Common Stock issued under either Section 8.01 of the Plan or this Section 8.04 shall be reinvested to acquire either new issue Common Stock or shares of Common Stock purchased on the open market, as determined by the Committee in its sole discretion. Purchases of Common Stock under this Section 8.04 will be (a) with respect to shares newly issued by the Company, invested on the dividend payment date, or, if that date is not a trading day, the immediately preceding trading day, or (b) with respect to shares purchased on the open market, normally purchased on the open market within ten business days of the dividend payment date, depending upon market conditions. The price per share of the Common Stock issued under this Section 8.04 shall be (x) with respect to shares newly issued by the Company, the Fair Market Value of the Common Stock on the applicable investment date, or (y) with respect to shares purchased on the open market, the weighted average price per share at which the Common Stock is actually purchased on the open market for the relevant period on behalf of all participants in the Plan. All shares of Common Stock acquired under this Section 8.04 will be held in the Plan in the same name as the Common Stock upon which the cash dividends were paid.

5

Section 8.05 Delivery. At any time following the conclusion of the nontransferability period set forth in Section 7.03 of the Plan and subject to such terms and conditions as the Committee in its sole discretion may impose, by filing with the Company a form provided by the Company for such purpose, the Participant may elect to have the Company cause to be delivered to or for the benefit of the Participant a stock certificate or DRS advice for the number of whole shares and cash for any fractional share representing the Common Stock purchased pursuant to Section 5.01 of the Plan. Subject to such terms and conditions as the Committee in its sole discretion may impose, a Participant may at any time elect to have the Company cause to be delivered to or for the benefit of the Participant a stock certificate or DRS advice for the number of whole shares and cash for any fractional share representing the Common Stock purchased pursuant to Section 8.04 of the Plan upon the reinvestment of dividends by filing with the Company a form provided by the Company for such purpose. An election notice will be processed as soon as practicable after receipt. A stock certificate or DRS advice for whole shares normally will be mailed to the Participant within five business days after receipt of the election notice; provided, however, that if the notice is received between a dividend record date and a dividend payment date, a stock certificate or DRS advice will generally not be sent out until the declared dividends have been reinvested pursuant to Section 8.04 of the Plan. Any fractional share normally will be sold on the first trading day of each month and a check for the fractional share sent to the Participant promptly thereafter.

ARTICLE IX. EFFECTIVE DATE, AMENDMENT AND

TERMINATION OF PLAN

Section 9.01 Effective Date. The Plan was approved by the Board of Directors on December 14, 1998, subject to approval by the shareholders of the Company within twelve (12) months thereafter.

Section 9.02 Plan Commencement. The initial Purchase Period under the Plan will commence May 1, 1999. Thereafter, each succeeding Purchase Period will commence and terminate in accordance with Section 1.03(l) of the Plan.

Section 9.03 Powers of Board. The Board of Directors may amend or discontinue the Plan at any time. No amendment or discontinuation of the Plan, however, shall be made without shareholder approval that requires shareholder approval under any rules or regulations of the NASDAQ Stock Market or any securities exchange that are applicable to the Company.

Section 9.04 Automatic Termination. The Plan shall automatically terminate when all of the shares of Common Stock provided for in Section 10.04 of the Plan have been sold, provided that such termination shall in no way affect the terms of the Plan pertaining to any Common Stock then held under the Plan.

ARTICLE X. ADMINISTRATION

Section 10.01 The Committee. The Plan shall be administered by a committee (the “Committee”) established by the Board of Directors. The members of the Committee need not be directors of the Company and shall be appointed by and serve at the pleasure of the Board of Directors.

Section 10.02 Powers of Committee. Subject to the provisions of the Plan, the Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to establish deadlines by which the various administrative forms must be received in order to be effective, and to adopt such other rules and regulations for administering the Plan as it may deem appropriate. The Committee shall have full and complete authority to determine whether all or any part of the Common Stock acquired pursuant to the Plan shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner a Participant’s rights with respect thereto but any such restrictions shall be contained in the form by which a Participant elects to participate in the Plan pursuant to Section 2.02 of the Plan. Decisions of the Committee will be final and binding on all parties who have an interest in the Plan.

6

Section 10.03 Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board of Directors may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

Section 10.04 Stock to be Sold. The Common Stock to be issued and sold under the Plan may be authorized but unissued shares or shares acquired in the open market or otherwise. Except as provided in Section 11.01 of the Plan, the aggregate number of shares of Common Stock to be sold under the Plan will not exceed 1,400,000 shares.

Section 10.05 Notices. Notices to the Committee should be addressed as follows:

Otter Tail Corporation

4334 18th Avenue SW, Box 9156

Fargo, ND 58106-9156

Attn: Secretary

ARTICLE XI. ADJUSTMENT FOR CHANGES

                IN STOCK OR COMPANY

Section 11.01 Stock Dividend or Reclassification. If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company, or shares of a different par value or without par value, through reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Company’s Articles of Incorporation, reverse stock split or otherwise, an appropriate adjustment shall be made in the maximum numbers and kind of securities to be purchased under the Plan with a corresponding adjustment in the purchase price to be paid therefor.

Section 11.02 Merger or Consolidation. If the Company is merged into or consolidated with one or more corporations during the term of the Plan, appropriate adjustments will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.

ARTICLE XII. APPLICABLE LAW

Rights to purchase Common Stock granted under the Plan shall be construed and shall take effect in accordance with the laws of the State of Minnesota.

7

215 South Cascade Street

Box 496

Fergus Falls, Minnesota 56538-0496

4334 18th Avenue SW, Suite 200

Box 9156

Fargo, North Dakota 58106-9156

www.ottertail.com

215 South Cascade Street, Fergus Falls, MN 56537

SEE OTHER SIDE

This proxy will be voted as directed. In the absence of specific directions, the proxy will be voted FOR the election of Directors, FOR Items 2 and 3.

P/N

Please return upper portion in envelope provided.

PLEASE VOTE YOUR PROXY—NOW!

Please vote your proxy promptly. This will help save the expense of follow-up letters to shareholders who have not responded. We encourage you to vote by telephone or Internet. However, if you prefer to vote by mail, please complete, sign and date the reverse side of this card. If you vote by the Internet or telephone, please do not mail your proxy card.

If you elected to view proxy materials via the Internet, you will only receive this voting instruction form. Please go to our website at www.ottertail.com/annual to view the annual report and proxy statement online.

OTTER TAIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 16, 2012

10:00 AM (CT)

ADMISSION TICKET

(OVER)

ANNUAL MEETING ADMISSION TICKET

Admission ticket for Otter Tail Corporation Annual Meeting of Shareholders, April 16, 2012 at 10:00 a.m. (CT) at the Bigwood Event Center, 921 Western Avenue (Highway 210 West and I-94), Fergus Falls, MN.

Number of individuals

Please present this ticket for admittance of shareholder(s) named above.

VOTING INSTRUCTIONS

You may vote your proxy in one of three ways.

Company Number: 664 Number:
VOTE BY INTERNET — https://secure.ottertail.com/proxy
• Use the Internet to vote your proxy 24 hours a day, 7 days a week.
•	You will be prompted to enter the 3-digit company number and the 6-digit number, which are located in the box to the right.
•	Internet voting will terminate at 12:00 noon CT April 13, 2012.

VOTE BY TELEPHONE — 1-888-514-5365

•	Use any touch-tone phone to vote your proxy 24 hours a day, 7 days a week.
•	You will be prompted to enter the 3-digit company number and the 6-digit number which are located in the box to the right.
•	Please note the following options:
•	To vote as the Board of Directors recommends on All proposals: press 1
•	To vote on each item separately, press 0. You will then hear these instructions:

Proposal 1:	To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; to WITHHOLD FOR AN INDIVIDUAL nominee, press 0.
Proposal 2:	To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
Proposal 3:	To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
•	When asked, you must confirm your vote by pressing 1.
•	Phone voting will terminate at 12:00 noon CT April 13, 2012.

VOTE BY MAIL

•	Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.
Do	not mail the proxy card if you vote by phone or Internet.

Thank you for voting.

ß Please detach here ß

PROXY

Solicited on behalf of the Board of Directors of

OTTER TAIL CORPORATION

The undersigned hereby appoint JAMES B. STAKE and GARY J. SPIES (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all common shares that the undersigned is entitled to vote at the Annual Meeting of Otter Tail Corporation to be held April 16, 2012, and at any adjournment thereof, and hereby directs that this proxy be voted as instructed herein. The Board of Directors recommends voting for the election of Directors (Item 1), for the amendment to the 1999 Employee Stock Purchase Plan (Item 2), and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Item 3).

1. ELECTION OF DIRECTORS

01) Karen M. Bohn	02) Edward J. McIntyre	03) Joyce Nelson Schuette

☐ FOR	☐ FOR	☐ FOR
☐ WITHHOLD	☐ WITHHOLD	☐ WITHHOLD

2. APPROVAL OF THE AMENDMENT TO THE 1999 EMPLOYEE STOCK PURCHASE PLAN

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR ☐	AGAINST ☐	ABSTAIN ☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Dated:                         , 2012

Signature	Signature, if held jointly

Please sign exactly as the name appears hereon. When signing as attorney, administrator, trustee, or guardian, please give your full title.